Exhibit 10.02

Execution Version

November 5, 2014

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

entered into by and between

FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.

as Developer Lessor

and

NS2.COM INTERNET S.A.

as Lessee

and,

RCA Gerenciamento e Fiscalização Ltda.

as Work Manager

on November 5, 2014

Table of Contents

SECTION ONE – PURPOSES

SECTION TWO – WORK PERFORMANCE AND BUILDING DELIVERY DATE

SECTION THREE – PROJECT AND SCOPE CHANGES

SECTION FOUR – WORK FOLLOW-UP, CHECKS, INSPECTIONS AND RECEIPT

SECTION FIVE – LIABILITY FOR THE WORK

SECTION SIX – BUILDING DESTINATION

SECTION SEVEN – TERM OF EFFECTIVENESS AND LEASE TERM

SECTION EIGHT – POSSIBILITY OF LEASE RENEWAL

SECTION NINE – BUILDING RENT

SECTION TEN – RENT ADJUSTMENTS

SECTION ELEVEN – JUDICIAL REVIEW OF THE RENT

SECTION TWELVE – NO OFFSET

SECTION THIRTEEN – OBLIGATIONS

SECTION FOURTEEN – BETTERMENTS AND CONSERVATION OF THE BUILDING

SECTION FIFTEEN – BUILDING RETURN

SECTION SIXTEEN – EARLY TERMINATION

SECTION SEVENTEEN – ENVIRONMENTAL LIABILITY

SECTION EIGHTEEN – INSURANCE, PARTIAL OR TOTAL DESTRUCTION OF THE DEVELOPMENT, EXPROPRIATION AND GUARANTEES

SECTION NINETEEN – EVENTS OF DEFAULT

SECTION TWENTY-ONE – CREDITS ASSIGNMENT AND SUBLEASE

SECTION TWENTY-TWO – TERM OF EFFECTIVENESS AND RECORDATION

SECTION TWENTY-THREE – EXCLUSIVITY, GOOD FAITH AND LOYALTY DUTIES

SECTION TWENTY-FOUR – RIGHT OF FIRST REFUSAL

SECTION TWENTY-FIVE – NOTICES

SECTION TWENTY-SIX – MISCELLANEOUS

SECTION TWENTY-SEVEN – EXHIBITS

SECTION EIGHT – ARBITRATION CLAUSE

DEFINITIONS

The table below consolidates the terms defined throughout this Agreement, indicating the item in which they are defined.

Developer Lessor	As defined in item “A” of the preamble

Lessee	As defined in item “B” of the preamble

Manager	As defined in item “C” of the preamble

Parties	As defined in item “A” of the preamble

Property	As defined in item 1 of the Recitals

Development	As defined in item 1 of the Recitals

ABL	As defined in item 2 of the Recitals

Second Phase of the Development	As defined in item 2 of the Recitals

Building	As defined in item 3 of the Recitals

Work	As defined in sub-item “a” of item 7 of the Recitals

Construction Company	As defined in item 8 of the Recitals

Funding	As defined in item 9 of the Recitals

Assignee	As defined in item 10 of the Recitals

Lease	As defined in sub-item “ii” of item 1.1 (Purposes)

Declaration of inclusion in the Collection Special System	As defined in item 1.2 (Conditions Subsequent)

Condition Subsequent	As defined in item 1.2 (Conditions Subsequent)

Banco Bradesco	As defined in item 1.3 (Lien on the Property)

Technical Documentation	As defined in item 2.2 (Compliance with the Technical Documentation)

Work Specifications	As defined in item 2.2 (Compliance with the Technical Documentation)

Work Schedule	As defined in item 2.2 (Compliance with the Technical Documentation)

Legal Project	As defined in item 2.2 (Compliance with the Technical Documentation)

Work Approvals	As defined in item 2.5 (Construction Permit and Environmental Licensing)

Work Conclusion Term	As defined in item 2.6 (Work Conclusion Term)

Work Early Delivery	As defined in sub-item 2.6.2 (Work Early Delivery)

Provisional Occupation Period	As defined in sub-item 2.6.2 (Work Early Delivery)

Acts of God or Force Majeure	As defined in sub-item “i” of item 2.7 (Events of Authorized Extension of the Work Conclusion Term)

Events of Authorized Extension of the Work Conclusion Term	As defined in item 2.7 (Events of Authorized Extension of the Work Conclusion Term)

Fine for Delay in Work Delivery	As defined in item 2.8 (Fine for Delay in Work Delivery)

Inspector	As defined in item 4.2 (Work Follow-Up by Lessee)

Inspection Report	As defined in item 4.3 (Inspection Report)

Relevant Punch List	As defined in sub-item 4.3.1 (Relevant and Irrelevant Punch List)

Irrelevant Punch List	As defined in sub-item 4.3.1 (Relevant and Irrelevant Punch List)

Final Inspection Report	As defined in item 4.4 (Building Delivery Requirements and Final Inspection Report)

Building Formal Delivery	As defined in item 4.4 (Building Delivery Requirements and Final Inspection Report)

AVCB	As defined in sub-item “iii” of item 4.4 (Building Delivery Requirements and Final Inspection Report)

Certificate of Occupancy	As defined in sub-item “iii” of item 4.4 (Building Delivery Requirements and Final Inspection Report)

Building Delivery Requirements	As defined in sub-item “iii” of item 4.4 (Building Delivery Requirements and Final Inspection Report)

Delivery and Acceptance Deed	As defined in sub-item 4.4.2 (Final Delivery and Acceptance Deed)

Automatic Acceptance	As defined in sub-item 4.4.3 (Building Automatic Acceptance)

Building Access	As defined in item 4.6 (Building Access for Installation of Structures)

Occupancy with Assumption of Risk	As defined in sub-item 4.7.1 (Occupancy with Assumption of Risk)

Lease Term	As defined in item 7.1 (Lease Term Start Date)

Lease Term Start Date	As defined in item 7.1 (Lease Term Start Date)

Renewal Right	As defined in item 8.1 (Lease Renewal)

Rent Amount	As defined in Item 9.1 (Rent)

IPCA/IBGE	As defined in item 10.1 (Rent Adjustment)

IPC/FIPE	As defined in item 10.2 (Index Discontinuation)

CVM	As defined in item 13.2 (Lessee’s Obligations)

Rating	As defined in item 13.2 (Lessee’s Obligations)

Betterment Notice	As defined in sub-item 14.1.1 (Betterment Notice)

Building Return Notice	As defined in item 15.2 (Return Notice)

Final Inspection	As defined in item 15.3 (Inspection for Building Return)

Delivery Environmental Report	As defined in Item 15.6 (Delivery Environmental Report)

Indemnified Party	As defined in sub-item 16.1.1 (Lease Early Termination and Payment of Indemnity)

Early Maturity Events	As defined in sub-item 16.1.2 (Early Maturity Events)

Initial Environmental Report	As defined in sub-item 17.1.1 (Initial Environmental Report)

Development Insurance	As defined in item 18.2 (Awareness of Existing Insurance)

Insurance Policy	As defined in sub-item 18.2.2 (Insurance Beneficiary)

Credits Assignment	As defined in item 21.1 (Credits Assignment)

Dispute	As defined in item 28.1 (Agreement Construal)

CCBC	As defined in sub-item 28.1.1 (Arbitration Seat)

PRIVATE INSTRUMENT OF PROPERTY LEASE AGREEMENT AND OTHER COVENANTS

By this private instrument and on the best terms of the law, the parties:

(A)	FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A., a joint-stock company with its principal place of business at Rua Funchal, 375, suite 41, room 11, Vila Olímpia, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 17.943.815/0001-07, with its bylaws filed with the Commercial Registry of the State of São Paulo – JUCESP on June 4, 2014, herein represented pursuant to its articles of incorporation, as “Developer Lessor”, hereinafter referred to as such;

(B)	NS2.COM INTERNET S.A., enrolled with the CNPJ/MF under No. 09.339.936/0001-16, with its principal place of business Rua Vergueiro, 943, District of Liberdade, in the City of São Paulo, State of São Paulo, postal code 01504-000, herein represented pursuant to its Bylaws and other applicable corporate instruments by its undersigned officers, as “Lessee”, hereinafter referred to as such; and

(C)	RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA., enrolled with the CNPJ/MF under No. 04.662.437/0001-41, with its principal place of business in this Capital City, at Rua Visconde de Nácar, 185, suite 41, herein represented pursuant to its articles of association, as “Manager”, hereinafter referred to as such;

Developer Lessor and Lessee are hereinafter jointly referred to as “Parties” and individually as a “Party”.

RECITALS

1.	Developer Lessor is the direct owner and debtor of the property registered under registration No. 7.254 with the Real Estate Registry of the Judicial District of Extrema, State of Minas Gerais, with a total area of plot of land of one hundred and eleven thousand, one hundred and twenty-eight thousand (sic) square meters (111,128.00 m2) (“Property”), the purpose of the fiduciary sale agreement described in more details in item 1.3 (lien on the property) hereof, where a logistic real estate development is installed (“Development”).

2.	The Development is divided into two development phases, being (i) the first phase, already completed and available for lease, has twenty-six thousand, eight hundred and forty-two square meters and seventy-three square decimeters (26,842.73 m2) of leasable gross area (“ABL”) and (ii) the second phase, which has not been developed by Developer Lessor yet, may have up to twenty-eight thousand, six hundred and fifty-six square meters and eighty square centimeters (28,656.80 m2) of ABL (“Second Phase of the Development”).

3.	Lessee wishes to expand its activities with a new distribution center of its products, without investing in the purchase of a plot of land, buildings and betterments for that purpose. For that reason, Lessee decided to put its interest in place by leasing the property to be built by Developer Lessor on a built-to-suit basis, in the area corresponding to the Second Phase of the Development, including the parking area to be used by Lessee (“Building’’).

4.	The Building shall be built by Developer Lessor on an undivided interest of the Property as described above and correspond to sheds F, G, H and I, located at Rua Margarida Pinto Dona Belinha, 742, pavilion B, module 3, in the District of Pires, at KM 891.50 of Rodovia Fernão Dias, Industrial Distrito, in the Judicial District of Extrema, State of Minas Gerais, postal code 37640-000.

5.	The property, especially the Second Phase of the Development, in Lessee’s opinion regarding the convenience and timing, is suitable and appropriate for the development and installation of its distribution center, including in relation to its sizes, characteristics, location and accessibility.

6.	Developer Lessor, other than for Lessee’s interest to lease the shed to be built in the Second Phase of the Development, would not have plans to start its construction now or to do so in the manner proposed by Lessee. For that reason, the Parties decide to establish in this instrument (i) the manner as the Building construction and Development in the Property shall be made, in such a manner to meet Lessee’s needs on a built-to-suit basis, (ii) its receipt by Lessee after conclusion of the construction, as well as (iii) its lease to Lessee, for the term established in this Agreement.

7.	Once the Condition Subsequent described in item 1.2 of this Agreement has been met, Developer Lessor agrees to:

(a)	perform the construction on the Property, in accordance with Lessee’s needs (“Work”), as set forth in the Technical Documentation (as defined in item 2.2 – Compliance with the Technical Documentation – of this Agreement), which shall be jointly prepared by Developer Lessor and Lessee; and

(b)	lease the Building to Lessee for the term and as provided for herein, in compliance with article 54-A of Law No. 8245/91.

8.	Also after fulfillment of the Condition Subsequent, Developer Lessor shall contract a construction company (“Construction Company”), at its sole discretion, in order to enable Developer Lessor to implement the Building in the Development, at its own expense, as described in the Technical Documentation.

9.	For the Building construction, Developer Lessor, at its sole discretion and whenever it deems to be appropriate and required, may use its own funds or the funds of third parties, by means of financial transactions and/or capital market, aiming at the property purchase and the Work development. By the way, Developer Lessor may give the Property and/or its own shares in fiduciary sale in order to raise such funds (“Funding”).

10.	For achievement of the Funding transaction, if any is carried out, Developer Lessor may even, without limitation, assign the credits arising herefrom to specific-purpose companies, real estate investment funds, financial institutions, securitization companies that issue real estate receivables certificates or any other interested companies (“Assignee”).

11.	The rents set forth in Section Nine hereof (Building Rent) represent the remuneration of Developer Lessor as consideration for the use, enjoyment and fruition of the Building, as well as amortization of a significant portion of the investment made by Developer Lessor to perform the Work. Therefore, it is essential that Developer Lessor (or its Assignee, as the case may be) receive the full amounts due by way of lease, within the established terms, throughout the contracted term.

12.	In view of the business peculiarities set forth in the Preliminary Considerations above, the parties by mutual agreement enter into this “Private Instrument of Property Lease Agreement and Other Covenants”, which shall be governed by the legal system established by article 54-A of Law No. 8245/91, with due regard for the Condition Subsequent of this Agreement, as set forth in item 1.2 (Condition Subsequent). In this context, although this business relationship has the legal nature of a non-residential lease of a urban property, it shall not be subject – except for the procedural provisions set forth in Law No. 8245/91 and where expressly mentioned by the Parties – to the other provisions of said Law No. 8245/91, especially but not limited to those set forth in articles 19, 68, 69 and 70 of said law.

The Parties named and identified in the preamble agree to enter into this “Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants” (“Agreement”), which shall be governed by the following terms and conditions, which the Parties mutually grant and accept.

III – SECTIONS

SECTION ONE – PURPOSES

1.1	Purposes. The purposes of this “Agreement” are:

(i)	once the Condition Subsequent set forth in item 1.2 (Condition Subsequent) below has been met, the Work to be performed by Developer Lessor, by means of the Construction Company, in accordance with the Lessee’s specifications and within the term and in the manner set forth in the Technical Documentation and in this Agreement, as provided for in Section Two (Work Performance and Building Delivery Date) of this Agreement; and

(ii)	subsequent lease of the Building to Lessee, on a very personal basis, for the minimum term of five (5) years as from the Lease Term Start Date, as defined in item 7.1 (Lease Term Start Date) below, renewable as set forth in this Agreement (“Lease”),

1.2	Condition Subsequent. The Parties (a) acknowledge that the Lessee is in the process of obtaining a declaration of the Finance Department of the State of Minas Gerais confirming the Inclusion of Lessee in the Collection Special System relating to collection of the ICMS (Tax on Distribution of Goods and Services) due (“Declaration of Inclusion in the Collection Special System”), which Lessee expects to obtain soon, and (b) represent that the issue of said declaration is relevant to the operations intended to be carried out by Lessee at the Property and, therefore, of interest for Lessee to enter into this agreement, in the terms and conditions set forth herein. For that reason the Parties agree that Lessee shall take measures to obtain the Declaration of Inclusion in the Collection Special Regime within thirty (30) days as from the date hereof, being established that a proven and final denial in the application process shall be deemed a condition subsequent of this Agreement, as provided for by articles 127 and 128 of the Brazilian Civil Code (“Condition Subsequent”).

1.2.1	Information to Developer Lessor. Within two (02) business days as from the issue of the Declaration of Inclusion in the Collection Special Regime, or upon expiration of the term of thirty (30) days described above, whichever takes place later, Lessee shall notify Developer Lessor of the status of the proceeding and, as the case may be, shall enclose the Declaration of Inclusion in the Collection Special Regime obtained. In case that Lessee does not obtain the Declaration of Inclusion in the Collection Special Regime within the established term, Lessee shall still send said notice to Developer Lessor upon expiration of the term, justifying the non-obtainment, estimating a term for obtainment thereof, as applicable, or indicating that it shall not be possible to obtain it. In this last case, Lessee shall provide evidence of the denial issued by the Finance Department of the State of Minas Gerais, or any other proper evidence certifying the impossibility, on a definite basis, to obtain the Declaration of Inclusion in the Collection Special Regime. Lessee’s failure to send said notice within the applicable term, as described above, shall be deemed implementation of the Condition Subsequent for all effects of this Agreement, in which case this Agreement shall be no longer terminated for that reason.

1.2.2	Possibility of Termination. If Lessee indicates, in the aforementioned notice, that it did not obtain the Declaration of Inclusion in the Collection Special Regime and provides sufficient evidence for that purpose, the Condition Subsequent shall be deemed to have been implemented and this Agreement shall be terminated by operation of law, without the need for any payment or indemnity by one Party to the other. On the other hand, if Lessee notifies Developer Lessor that Lessee did not obtain the Declaration of Inclusion in the Collection Special Regime within the established term but indicates an estimate term for obtaining it, it shall be exclusively incumbent upon Developer Lessor to resolve on whether to terminate this Agreement or to grant an additional term for Lessee to obtain the Declaration of Inclusion in the Collection Special Regime, in which case all provisions of this Agreement shall remain in full force and effect, with due regard for the suspension of terms of Developer Lessor as set forth below.

1.2.3	Suspension of the Terms and Developer Lessor’s Obligations. Until fulfillment of the Condition Subsequent or declaration of early termination of this Agreement, as set forth above, this Agreement shall remain in full force and effect, provided, however, that all terms and obligations of Developer Lessor in relation to the construction and delivery of the Building shall remain suspended until the Declaration of Inclusion in the Collection Special Regime has been obtained and the Condition Subsequent has been consequently met.

1.2.4	Termination and Reimbursement of Costs. In case of termination of this Agreement as a result of non-fulfillment of the Condition Subsequent, Lessee hereby undertakes to reimburse Developer Lessor, within fifteen (15) days as from the termination date, for all costs provenly incurred by Developer Lessor with preparation of pre-project, architectural and executive project, legal project for the Fire Department, as well as with the arrangements for approval of the legal project, including technical visits of the engineer in charge and the team to the Municipality, incurred until the termination date.

1.3	Lien on the Property. Lessee acknowledges that the Property is fully subject to a fiduciary sale in favor of Banco Bradesco S.A., a financial institution enrolled with the CNPJ/MF under No. 60.746.948/0001-12, with its principal place of business at administrative center Cidade de Deus, no number, Vila Yara, in the City of Osasco, State of São Paulo (“Banco Bradesco”), in view of the financing for purchase of the Property extended by Banco Bradesco to Developer Lessor. Furthermore, Lessee represents that it does not object to such lien and hereby authorizes Developer Lessor to cancel such lien, replace with another lien or create any new encumbrances or liens as part of the Funding.

1.3.1.	Creation of New Liens and Right of Effectiveness. In the event of creation of any new Liens or encumbrances on the property, Developer Lessor shall arrange for registration of the existence of this Agreement on the respective instrument of creation of the Lien or encumbrance, for the specific purpose of disclosure thereof, and shall cause the effectiveness of its terms and conditions to be included therein.

1.4	Consent with the Funding Conditions by Lessee. Lessee hereby authorizes Developer Lessor to freely negotiate the terms and conditions of the Funding to be entered into by Developer Lessor, as set forth in the Preliminary Considerations 10 and 11 above, in order to enable this contracting.

SECTION TWO – WORK PERFORMANCE AND BUILDING DELIVERY DATE

2.1	Building Implementation. As set forth in the Recitals of this Agreement, once the Condition Subsequent has been met, the Building shall be implemented on the Development by Developer Lessor, in accordance with the Technical Documentation, at its expense and under its liability.

2.1.1	Building Basic Characteristics. The Building shall have the following basic characteristics, without prejudice to the details contained in the Legal Project, as set forth in Exhibit III to this Agreement.

	PRIVATE AREA
	BLOCK 1					BLOCK 2 (NEW)
	Module 1	Module 2	Module 3	Module 4	Module 5	Module 6	Module 7	Module 8	Module 9	Total Warehouse
STORAGE	4,300.00	4,263.00	4,263.00	4,263.00	4,268.00	5,315.62	5,315.62	5,315.62	5,315.62	42,619.48
DOCKS	408.40	594.02	594.02	594.02	286.01	595.50	595.50	595.50	595.50	4,858.48
ANNEXES	749.04	0.00	0.00	123.30	326.58	159.00	159.00	159.00	159.00	1,834.92
MEZZANINE	0.00	0.00	0.00	0.00	0.00	834.00	834.00	834.00	834.00	3,336.00

TOTAL	5,457.44	4,857.02	4,857.02	4,980.32	4,880.59	6,904.12	6,904.12	6,904.12	6,904.012	52,648.88

	COMMON AREA
ENERGY CABINET	15.20	13.53	15.53	13.87	13.59	19.23	19.23	19.23	19.23	146.61
BIKE PARKING	7.57	6.73	6.73	6.91	6.77	9.57	9.57	9.57	9.57	73.00
CHANGING ROOMS	12.72	11.32	11.32	11.60	11.37	16.09	16.09	16.09	16.09	122.67
RESTAURANT	65.45	58.25	58.25	59.73	58.53	82.80	82.80	82.80	82.80	631.40
MANAGEMENT	72.24	64.29	64.29	65.92	64.60	91.39	91.39	91.39	91.39	696.91
RECEPTION	22.02	19.60	19.60	20.09	16.69	27.86	27.86	27.86	27.86	212.43
TRUCK DRIVERS HOUSE	5.18	4.61	4.61	4.73	4.64	6.56	6.56	6.56	6.56	50.00
WATER RESERVOIR	5.21	4.64	4.64	4.76	4.66	6.59	6.59	6.59	6.59	50.27

TOTAL	205.58	182.96	182.96	187.61	183.85	260.08	260.08	260.08	260.08	1,983.29

FINAL TOTAL	5,663.02	5,039.99	5,039.99	5,167.93	5,064.44	7,164.20	7,164.20	7,164.20	7,164.20	54,634.17

	BLOCK 1 TOTAL		25,975.37			BLOCK 2 TOTAL		28,656.80

2.1.2	Compliance with Technical Standards at the Work. The Work performance, in all its steps, shall comply with the technical standards approved by the Brazilian Association of Technical Standards (“ABNT”), as well as with all laws, regulations and local ordinances.

2.2.	Compliance with the Technical Documentation. The Work shall be performed by Developer Lessor by means of the Construction Company, in compliance with the following technical documents (jointly referred to as “Technical Documentation”) (i) the specifications as set forth in Exhibit I hereto (“Work Specifications”) (ii) the Work Schedule set forth in Exhibit II hereto (“Work Schedule”) and (ii) legal project prepared by Developer Lessor and approved by the Municipality of Extrema – MG on October 15, 2014, which forms an integral part of Exhibit III hereto (“Legal Project”).

2.2.1	Consequence of any Change in the Technical Documentation. The Parties agree that the cost of the work was budgeted by Developer Lessor based on the Technical Documentation, and for that reason, in case that Lessee requests any change in the Technical Documentation, at its sole discretion, or in case there is any change in said documentation as required by the applicable approving bodies and/or in case of impossibility to perform the Work in accordance with the Technical Documentation, the rent amount may be reviewed, as provided for in item 3.1 below (Project Changes).

2.3	Work Specifications. Lessee represents that it has already reviewed and approved the Work Specifications prepared by Developer Lessor and submitted to Lessee for review, which contains the details of the Work that is the subject-matter of the Second Phase of the Development.

2.4	Legal Project. Developer Lessor prepared the Building Legal Project, in strict compliance with the Building Specifications, duly approved by the Municipality of Extrema, State of Minas Gerais on October 15, 2014.

2.5	Construction Permit and Environmental Licensing. It shall be incumbent upon Developer Lessor to take all measures relating to (i) the Property Work Approval, and (ii) obtaining the environmental licensing of the Building, if required by law, from the applicable authorities, in order to obtain any authorizations, licenses and permits strictly required to perform the Work, with due regard for the destination to be provided to the Building by Lessee (“Work Approvals”). Developer Lessor may, at its sole discretion, engaged third parties to take the measures set forth herein, in which case Developer Lessor shall keep its obligations and liabilities to Lessee.

2.6.	Work Conclusion Term. The term to conclusion and delivery of the Work to Lessee, in accordance with the Technical Documentation and without any Relevant Punch List (as defined in sub-item 4.3.1 – Relevant and Irrelevant Punch List – of this Agreement), is eight (8) months as from the date of fulfillment of the Condition Subsequent (“Work Conclusion Term”).

2.6.1	Acceleration or Postponement of the Work Schedule. The Parties agree that Developer Lessor shall be entitled to accelerate or even postpone the performance of certain services set forth in the Work Schedule, at its sole discretion, in view of a better performance engineering and development of the Work, to the extent that it does not result in any negative impact on the delivery of the Building within the Work Conclusion Term.

2.6.2	Work Early Delivery. In case that the Work is delivered before the Work Conclusion Date (“Work Early Delivery”), and upon actual occupancy of the Building by Lessee, a system of provisional occupancy of the Building by Lessee shall automatically begin and extend from the Work Conclusion Date to the Lease Term Start Date (“Provisional Occupation Period”). During the Provisional Occupation Period, Lessee shall be required to (i) arrange, at its sole expense, the facilities required for performance of its activity, as long as it does not interfere with the Work performance in any way, and (ii) make payment of remuneration to Developer Lessor in an amount equivalent to the rent, as provided for in item 9.1 (Rent). For purposes of start of the Provisional Occupation Period, the procedures for the Work check, inspection and receipt shall be complied with, as set forth in Section Four (Work Follow-Up, Inspections, Check and Receipt) of this Agreement. The Work Early Delivery shall not result in any change in the beginning or expiration of the term of effectiveness of the Lease, as set forth in item 7.1 (Lease Term Start Date).

2.7.	Events of Authorized Extension of the Work Conclusion Term. The Work Conclusion Term shall not be postponed or extended, except in the following events:

(i)	Acts of God or Force Majeure, events of acts of God or force majeure, as defined in article 393 of the Brazilian Civil Code, examples of which are indicated in item 2.7.3. (List of Examples of Acts of God or Force Majeure) below (“Acts of God or Force Majeure”);

(ii)	Project Changes, any request for changes in the projects that comprise the Technical Documentation (a) by any public administration body at any level and/or any other applicable body or, (b) by Lessee, in this case as set forth in Section Three (Project and Scope Changes) of this Agreement; or

(iii)	Delay of Performance Permit and Other Licenses: delay to obtain the Work Approvals, assuming that the Legal Project was approved by the Municipality of Extrema, State of Minas Gerais, on October 15, 2014, to the extent that the delay to obtain said documents does not result from negligence of Developer Lessor and/or of its subcontractors;

(items (i) to (iii), jointly, “Events of Authorized Extension of the Work Conclusion Term”.

2.7.1	Authorized Extension of the Work Conclusion Term. In case of occurrence of any of the Events of Authorized Extension of the Work Conclusion Term, the Work Conclusion Term shall be extended as follows:

(i)	the situation set forth in sub-item (i) of item 2.7 (Events of Authorized Extension of the Work Conclusion Term) shall result in extension of the Work Conclusion Date for the same amount of time of the interruption that prevented the Work performance, added to the term required for restoring the work conditions to the level before the event that interrupted the Work, proportionally adjusting the Work Schedule;

(ii)	the situation set forth in sub-item (ii) of item 2.7 (Project Changes) shall result extension of the Work Conclusion Date for the exact number of days required for implementation of the project changes. In such event, any impacts on the Work Schedule, which may also change, shall be evaluated; and

(iii)	the situation set forth in sub-item (iii) of item 2.7 (Delays in the Performance Permit and Other Licenses) shall result in extension of the Work Conclusion Date for the exact number of days required for Developer Lessor to obtain, (a) any licenses, authorizations and permits required for performance of the Work on the Property, and (b) any other licenses, authorizations and permits set forth in the Work Schedule, including the Environmental Licensing.

2.7.2.	Suspension of the Contractual Terms. Upon occurrence of any of the Events of Authorized Extension of the Work Conclusion Term, the Fine for Delay in Work Delivery (as defined in item 2.8 below – Fine for Delay in Work Delivery) shall not be imposed, until the new work conclusion date has been reached, which shall be compatible with the extension of the Work Conclusion Term, calculated as set forth in item 2.7.1 (Authorized Extension of the Work Conclusion Term).

2.7.3	List of Examples of Acts of God or Force Majeure. The following events are established, for the sake of example, as events of acts of God and force majeure, being established that the determination of occurrence of said events shall take into account the experience of Developer Lessor and the Construction Company, as well as the objective good faith:

(i)	general or partial strikes of federal, state or municipal employees and of the construction industry, to the extent that they provenly and directly affect the Work progress and/or the obtainment of any required licenses;

(ii)	unusual length or delay of any public facility concessionaire relating to (a) any activities that provenly and directly affect the Work progress, and/or (b) the new connections and/or expansion of the existing connections of water, sewage, telephone and electricity;

(iii)	unusual delay of the ports, such as strikes, “standard operation”, to the extent that the causal link is proven;

(iv)	state of war or disturbance of public order, provenly and directly affecting the Work progress;

(v)	rains causing an impact on the Work progress and abnormal meteorological phenomena preventing the Work performance within the established term; or earthquakes and other severe weather conditions;

(vi)	fires, explosions or claims preventing the work or reducing its pace, to the extent that they are not the liability of Developer Lessor, the Construction Company and/or its subcontractors;

(vii)	court decisions determining the interruption of the Work or preventing its performance as scheduled, to the extent that they are not caused by Developer Lessor, the Construction Company and/or its subcontractors;

(viii)	delay by the public authorities to issue any licenses and permits, as long as Developer Lessor has submitted all documents required by law in a timely manner; or

(ix)	changes in the federal, state or municipal law causing any hindrance or preventing the Work performance within the scheduled term.

2.8	Fine for Delay in Work Delivery. Except for the Events of Authorized Extension of the Work Conclusion Term, Developer Lessor shall pay a daily fine to Lessee in the amount of nineteen thousand, one hundred and four Reais and fifty-three cents (R$19,104.53) in the event that the Building is not delivered to Lessee within the Work Conclusion Term (“Fine for Delay in Work Delivery”), limited to thirty (30) days. For purposes of this Agreement, the Building Formal Delivery (as defined in item 4.4 below – Building Delivery Requirements and Final Inspection Report) shall take place to the extent that the Building Delivery Requirements, as set forth in item 4.4 (Building Delivery Requirements and Final Inspection Report) have been fully met.

2.8.1	Imposition of the Fine for Delay in Work Delivery and Term Of Effectiveness. The actual imposition of the Fine for Delay in Work Delivery shall not affect the term of effectiveness of this Agreement.

2.8.2	Partial Occupancy and Fine Reduction. The Fine for Delay in Work Delivery shall be proportionally reduced in case of Partial Occupancy, as set forth in Item 4.8 (Occupancy and Acceptance of Relevant Punch List), in accordance with the portion of the Building to be occupied by Lessee.

SECTION THREE – PROJECT AND SCOPE CHANGES

3.1	Project Changes. Any requests for project changes, whether before or during the Work performance, shall be submitted by Lessee to Developer Lessor in writing and will be subject to approval by Developer Lessor.

3.1.1	Reduction in Built-Up Area. Estimated Cost of the Work and Rent Maintenance. In case that Lessee requests any project change that results, regardless of percentage, in a reduction in the expected built-up area of the Building and/or in a reduction in the Work Estimated Cost, it is hereby established that the rent amount set forth in Section Nine (Building Rent) of this Agreement shall not suffer any change.

3.1.2	Increase in Built-Up Area. Estimated Cost of the Work and Impact on the Rent Amount. In case that Lessee requests any project change, at its sole discretion, resulting in an increase in the expected built-up area, in the Legal Project and/or in an increase in the Estimated Cost of the Work, the Parties hereby agree that Developer Lessor shall previously consent in writing with said request, at its sole discretion. If Developer Lessor agrees with any such project change, the Parties shall negotiate the corresponding increase in the Rent Amount (as defined in item 9.1 – Rent).

3.1.3	Impact on the Work Schedule. Lessee represents and acknowledges that any requests for project changes may result in reviews and adaptations to the Work Schedule and, consequently, in changes in the Work Conclusion Date, thus being characterized as an Event of Authorized Extension of the Work Conclusion Term.

SECTION FOUR – WORK FOLLOW-UP, CHECKS, INSPECTIONS AND RECEIPT

4.1	Work Follow-Up by Developer Lessor. Developer Lessee engaged, at its own expense, a company to carry out the Work management, namely: RCA Gerenciamento e Fiscalização Ltda., enrolled with the CNPJ/MF under No. 04.662.437/0001-41, with its principal place of business in this Capital City, at Rua Visconde de Nácar, 185, suite 41, represented pursuant to its articles of association by Ricardo Cálcena, Brazilian, married, engineer, bearer of Identity Card RG No. 2.864.813-IFP/RJ, enrolled with the CPF/MF under No. 606.867.407-00. The Manager shall be in charge of monitoring the Work progress, as well as the compliance with the Technical Documentation.

4.1.1	Work Inspection by Third Parties. The Parties hereby agree that any financial institutions involved in the Funding may also carry out the Work inspection and check, by themselves or third parties, at all times together with the Manager, as applicable.

4.2	Work Follow-up by Lessee. Lessee, in turn, shall engage, at its expense, a reputed, specialized company with technical knowledge to carry out the technical follow-up of the Building Work (“Inspector”), without prejudice to Developer Lessor’s obligation to make sure that the construction shall be strictly in compliance with the Technical Documentation.

4.2.1.	Access to the Work. The Inspector shall have free access to the Work, as long as its presence does not disturb the Work progress and is previously scheduled with the Construction Company and the Manager.

4.3	Inspection Report. The Parties shall jointly prepare, within thirty (30) days before the Work Conclusion Date (or a previous date to be previously informed by the Construction Company, in case the Works are advanced), an inspection report of delivery indicating all works required for conclusion of the Building, including and detailing any Relevant Punch List and Irrelevant Punch List, as defined in sub-item 4.3.1 below (Relevant and Irrelevant Punch List) (“Inspection Report”). In case that no Relevant Punch List is found in the Inspection Report, the Parties shall then carry out the Building Formal Delivery, as described in Item 4.4 (Building Delivery Requirements and Final Inspection Report). If any Relevant Punch List is discovered, the Developer Lessor shall remedy it by the end of the Work Conclusion Term.

4.3.1	Relevant and Irrelevant Punch List. The Inspection Report shall define any relevant works that are pending to Work conclusion, provided that any Building Delivery Requirements, as defined in item 4.4 (Building Delivery Requirements and Final Inspection Report) (“Relevant Punch List”), shall be deemed relevant. It is hereby established that, once the Building Delivery Requirements have been met, the perfect living and occupancy condition of the Building by Lessee shall be undeniable characterized. Any and all punch list that is not characterized as a Relevant Punch List shall be automatically deemed an irrelevant punch list for purposes of this Agreement, and shall not prevent immediate receipt of the Work and the Building occupancy by Lessee (“Irrelevant Punch List”), without prejudice to the obligation to remedy any Irrelevant Punch List as set forth in item 4.5 (Existence of Irrelevant Punch List) below.

4.4	Building Delivery Requirements and Final Inspection Report. On the final date of the Work Conclusion Term, the Parties shall enter into the Final Inspection Report, certifying that there is no Relevant Punch List and, therefore, the Work conclusion (“Final Inspection Report”). The Final Inspection Report shall characterize the Building Formal Delivery to Lessee (“Building Formal Delivery”), as long as:

(i)	all Relevant Punch List that may have been listed in the Inspection Report shall have been properly remedied;

(ii)	the Building shall be in compliance with the Technical Documentation, especially with the Executive Project (considering any amendments thereto), and

(iii)	the following shall have been obtained: (a) the Fire Department Inspection Report or an equivalent document (“AVCB”), and/or (b) the Work Conclusion Report or an equivalent document (“Certificate of Occupancy”) of the Building (items (i), (ii) and (iii) are hereinafter jointly referred to as “Building Delivery Requirements”).

4.4.1	Building Acceptance. Once the Building Delivery Requirements have been met, Lessee shall not delay the acceptance thereof, by refusing or hindering the execution of the Final Inspection Report, especially on an allegation that there is any Irrelevant Punch List to be remedied. In such event, the Fine for Delay in Work Delivery shall not be imposed on Developer Lessor and the provisions in item 4.4.3 (Building Automatic Acceptance) and 4.4.4 (Automatic Acceptance and Fine) below shall apply.

4.4.2	Final Delivery and Acceptance Deed. As an integral part of the Final Inspection Report, Lessee shall also execute a deed in the form set forth in Exhibit IV to this Agreement which, in summary, shall characterize the Building delivery and final acceptance by Lessee, without prejudice to subsequent remediation of any existing Irrelevant Punch List (“Delivery and Acceptance Deed”).

4.4.3	Building Automatic Acceptance. To the extent that the Building Delivery Requirements have been met, and only if Lessee fails to enter into the Final Inspection Report by refusal, carelessness or any other fact attributed to it, within five (05) business days as from receipt of a notice from Developer Lessor for that purpose, the Final Inspection Report shall be deemed to be automatically and fully accepted by Lessee, at which time the Work shall be regarded as concluded and the Building formally delivered to Lessee (“Automatic Acceptance”).

4.4.4	Automatic Acceptance and Fine. In the event of Automatic Acceptance, Lessee shall bear a daily fine corresponding to one hundred percent (100%) of the Fine for Delay in Work Delivery, until the Final Inspection Report has been duly executed by Lessee, considering that the failure to execute the Final Inspection Report may result in penalties imposed on Developer Lessor as part of the Funding.

4.4.5	Early Delivery. In case that the Building Delivery Requirements are met before the Work Conclusion Date, the Work Early Delivery shall be characterized, in which case all rules set forth in item 2.6.2 above (Work Early Delivery) shall be fulfilled.

4.5	Existence of Irrelevant Punch List. In case that there is any Irrelevant Punch List when the Building Delivery Requirements have been met and consequent execution of the Final Inspection Report, Lessee shall receive the Work ‘as is’, and Developer Lessor shall complete all Irrelevant Punch List within ninety (90) days as from the date of execution of the Final Inspection Report.

4.5.1	Irrelevant Punch List Acceptance Deed. Once any Irrelevant Punch List have been remedied by Developer Lessor, Lessee shall execute and deliver the Irrelevant Punch list release and delivery deed to Developer Lessor, subject to imposition of the same fine set forth in item 4.4.4 (Automatic Acceptance and Fine) above.

4.6	Building Access for Installation of Structures. Lessee shall be entitled to enter the Building up to sixty (60) days before the Work Conclusion Date (“Building Access”) solely to enable the installation of structure of door, pallets and others; however, Lessee shall not carry out any commercial operations at the Property and, in any event, provided that (a) it does not impair the Work performance and delivery within the Work Conclusion Term, and (b) it is made in coordination with Developer Lessor, Manager and Construction Company. The Parties acknowledge that the Building Access shall be characterized as Building Partial Occupancy.

4.7	Occupancy by Lessee. Without prejudice to the right of Building Access, Lessee shall solely occupy the Building and start its proper operating activities on a definite basis once the Final Inspection Report has been prepared and executed, in addition to execution of the Delivery and Acceptance Deed.

4.7.1	Occupancy with Assumption of Risk. If Lessee, at its sole risk and liability, occupies the Building before the AVCB and the Certificate of Occupancy (this last one may be replaced with the interim operating permit, if applicable) have been obtained and submitted by Developer Lessor (“Occupancy with Assumption of Risk”), any claims occurred during such situation or any infraction notices, fines, administrative or judicial proceedings that may arise out of said fact shall be solely and exclusively borne by Lessee.

4.8	Occupancy and Acceptance of Relevant Punch List. As from the date when Lessee occupies the Building, all Relevant Punch List that may exist then, whether or not it was indicated in the Inspection Report, shall be automatically regarded as Irrelevant Punch List for purposes of this Agreement. As a result, Lessee shall be required to pay the Rent Amount, as defined in item 9.1 (Rent), but the procedure of resolution of Irrelevant Punch List set forth in item 4.5 (Existence of Irrelevant Punch List) shall apply.

4.9	Delivery of As Built and Work Documents. Within one hundred and twenty (120) days as from the Final Inspection Report, Developer Lessor shall provide Lessee with copy of the “as built” projects, together with user manual and certificate of warranty of the materials applied in the Work.

4.10	Events of Non-Imposition of Fine for Delay in Work Delivery. The delay to remedy any Irrelevant Punch List and to deliver the “as built” and any other documents referred to in item 4.9. (Delivery of As Built and Work Documents) shall not result in imposition of the Fine for Delay in Work Delivery and not entitle Lessee to terminate this Agreement, considering that said obligations do not affect the Work Conclusion Date.

SECTION FIVE – LIABILITY FOR THE WORK

5.1	Work Warranty. The Construction Company shall warrant to Developer Lessor and Lessee the soundness and security, the quality of the materials used (if the materials applied do not comply with the provisions in the Executive Project, including any amendments thereto, and with the Rules of the Brazilian Association of Technical Standards (ABNT) concerning the construction), as well as the repair of any structural failures and hidden defects arising out of the Work performance for the terms established by the applicable civil law and to be defined in the construction agreement.

5.1.1	Exercise of the Work Warranty. Lessee undertakes to firstly request directly to the Construction Company the resolution of any structural failures and hidden defects arising out of the Work performance, being established that Developer Lessor shall support it and take part in such claim, adopting together with Lessee any measures that may be reasonably required to ensure compliance with the obligations by the Construction Company.

SECTION SIX – BUILDING DESTINATION

6.1	Building Destination. The Building shall be exclusively used for installation and operation of a distribution center of Lessee, and may include any and all activities related to and/or associated with the destination referred to herein. Subject to penalty of characterization of contractual default, Lessee shall not carry out any activities that are not appropriate for the category of use under which the Building and the Development are classified, with due regard for any restrictions of zone and land use and occupancy imposed by the applicable municipality and any limitations or restrictions imposed by any state and/or federal rules.

6.1.1	Liability for Operating Permit. Lessee shall obtain, on its own account and expense, any permits and other authorizations required for regular performance of the activities that it shall carry out at the Development, exempting Developer Lessor from any liability or obligation for that purpose, and shall submit every documentation requested by Developer Lessor within five (05) business days as from request.

6.1.2	Issue of AVCB. Lessee acknowledges the existence of a Fire Department Inspection Report and permit issued precisely as set forth in the Technical Documentation and valid for the property of Developer Lessor, sufficient for the category without taking into account any layout project submitted by Lessee.

6.1.3	Need for Supplementation of the AVCB. If, in view of the activities to be performed by Lessee in the Building, any change and/or supplementation of said documents is required, especially those relating to the Building structure, such as the installation of sprinklers, command buttons, alarms, smoke detectors, hydrants and any other adaptations, Lessee shall request any such measure, within sixty (60) days as from the date of execution of the Final Inspection Report, by means of any proper instrument intended to request changes in Fire Department Inspection Reports, including any change in the AVCB category, in which case Lessee shall be fully liable for any expenses with such procedure.

6.2.	Lessee’s Representations. Lessee hereby represents as follows:

(i)	Lessee complies with any federal, state and municipal rules involved in the activities that it shall perform in the Development;

(ii)	the activity to be performed by it in the Development does not conflict with the provisions issued by said authorities;

(iii)	Lessee is aware of any federal, state and municipal rules and any use restrictions directly or indirectly related to the Building, the Development and the destination thereof;

(iv)	the destination to be given to the Building is in compliance with the municipal urban ordinances applicable to the Development, as well as in relation to its general rules, internal regulations and any other applicable instruments.

SECTION SEVEN – TERM OF EFFECTIVENESS AND LEASE TERM

7.1	Lease Term Start Date. The Building Lease term is five (5) years, i.e., sixty (60) months (“Lease Term”), subject to the renewal procedure described in Section Eight (Possibility of Lease Renewal), as from the date of execution of the Final Inspection Report and of the Delivery and Acceptance Deed, with due regard for the possibility of Lessee choosing the Occupancy with Assumption of Risk (“Lease Term Start Date”).

7.1.1	Definition of the Lease Term Start Date. It is hereby established that the Parties shall prepare and enter into an amendment to this Agreement in order to formalize the Lease Term Start Date.

7.2	Agreement Efficacy, Validity and Effectiveness. Notwithstanding the fact that the Lease Term and the date as from which the rent shall be due start on the Lease Term Start Date, this Agreement shall have efficacy, validity and effectiveness as from the date of its execution, as the rights of obligations of each of the Parties are hereby substantiated.

SECTION EIGHT – POSSIBILITY OF LEASE RENEWAL

8.1	Lease Renewal. Provided that Lessee is in compliance with the obligations undertaken by it under this Agreement, including the obligation to pay Rent, Lessee shall have the prerogative of claiming renewal of the Lease Term for a period of five (5) years, as set forth in this section, but not as established by Law No. 8245/91, as described below (“Renewal Right”).

8.1.1.	Renewal Notice Term. The Renewal Right shall be exercised by Lessee, subject to penalty of preclusion thereof, upon written communication to Developer Lessor sent at least six (6) months in advance of the date of expiration of the original Lease. Lessee agrees that the advance term to exercise the Renewal Right is reasonable, considering the Development specificities and the efforts that shall be endeavored by Developer Lessor for identification, selection and contracting of a new lessee for the area, in case that Lessee is not interested in the renewal.

8.2	Renewal Commercial Conditions. The commercial conditions (including the Rent Amount) valid for the new lease cycle shall be established by mutual agreement between the Parties, after the exercise of the Renewal Right by Lessee. If the Parties fail to reach an agreement, the new rent shall be set by two companies specialized in the real estate field, of recognized trustworthiness, one of which shall be chosen by Developer Lessor at its expense, and the other one shall be chosen by Lessee at its expense, and the average amount found in the two valuations shall prevail for that purpose.

8.2.1	Relevant Difference between Reports and Third Party Appraiser. If the difference between the amounts indicated by the reports exceeds the limit of ten percent (10%), and the Parties have not reached by mutual agreement the amount of the new rent for said renewal until six (6) months before the Lease expiration, the Parties shall ask the respective companies contracted to prepare the valuation report to jointly indicate a third company, which shall also have a reputation in the market, to be in charge of determining the new rent amount (which shall necessarily employ the same methodology used by the other companies), and the average amount determined among the three valuations shall prevail as the new rent amount. Each Party shall be liable for paying fifty percent (50%) of the fees arising out of the engagement of said third company.

8.3	Legal System of the Second Lease Cycle. For purposes of renewal of the Lease, this Agreement shall be construed as a conventional non-residential lease agreement, and the same conditions established herein shall prevail, to the extent that they do not conflict with the rights granted to lessees in general, as provided for by Law No. 8245/91.

SECTION NINE – BUILDING RENT

9.1	Rent. In consideration for the funds contributed by Developer Lessor in the Building construction on a built-to-suit basis, as requested by Lessee, as well as for the Building Lease for the initial term established in this Agreement, Lessee shall pay to Developer Lessor, on a monthly basis and in advance the rent of five hundred and seventy-three thousand, one hundred and thirty-six Reais (R$573,136.00), equivalent to twenty Reais per square meter (R$20.00/m2) (“Rent Amount”), with due regard for the provisions in Section Ten below (Rent Adjustment).

9.1.1	Grace Period. The Parties agree that, as long as Lessee is in compliance with all its obligations set forth in this Agreement, Lessee shall be entitled to the grace period for payment of the Rent Amount equivalent to one (1) month, provided, however, that said grace period shall not apply to any lease charges that shall be due by Lessee as set forth in this Agreement, including during the grace period, and shall not affect the Lease Term Start Date in any manner whatsoever.

9.2	Payment of Rents. The rents shall be paid on the 1st day of each month, being established that the terms relating to payment of any rents shall be postponed to the first (1st) subsequent business day in case that the maturity falls on any day other than a business day, without any accrual on the amounts to be paid by Lessee. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or a national holiday.

9.3	Rent Payment method. The payments relating to rents shall be made by means of bank deposit in a checking account to be indicated by Developer Lessor in due time, and the release shall take place upon confirmation by the bank of actual credit in the beneficiary’s account.

9.3.1	Payment Directly to any Assignee. In case that the Funding takes place, Developer Lessor may request that any payments relating to the rents be made by means of bank deposit in the checking account of its Assignee, to be indicated by Developer Lessor in due time, and the release shall take place upon confirmation by the bank of actual credit in the beneficiary’s account.

9.4	Failure to Pay Rent. Any rents due and unpaid by the respective maturity dates shall be subject to default interest of one percent (1%) per month and delay fine of ten percent (10%), without prejudice to monetary restatement by the index set forth in item 10.1 below (Rent Adjustment), calculated on a prorata tempore basis.

9.4.1	Delay and Forbearance. The receipt of any rents in arrears, i.e., received after the respective maturity, shall not be reason for novation, and shall be deemed mere forbearance by Developer Lessor or its Assignee, in case of Funding.

9.5	Failure to Pay Rent. The failure to pay the amount of any of the rents by the respective maturity dates shall be characterized as legal and contractual infractions and enable Developer Lessor to immediately collect the amount due, together with the penalties set forth in item 9.4 (Failure to Pay Rent), being established that, if the amount in arrears is not paid by Lessee within five (05) Business Days, Developer Lessor or its Assignee, in case of Funding, may consider this Agreement terminated, at its sole discretion, and immediately file an action for eviction due to failure to make payment, accumulated with enforcement of the amounts due by Lessee by way of indemnity, as established in item 16.1. (Early Termination), and/or any actions for collection of rents and charges.

9.6.	Rent Payment before Maturity. The Parties hereby agree that Developer Lessor shall not receive any rent paid before the respective maturity, considering that this is a built-to-suit Lease which may involving Funding by Developer Lessor.

SECTION TEN – RENT ADJUSTMENTS

10.1	Rent Adjustment. During the term of this Agreement, the rents shall be adjusted from and including the month immediately before the Lease Term Start Date, including to the month immediately before the Lease Term Start Date, based on the accrued variation of the Extended National Consumer Price Index disclosed by the Brazilian Institute of Geography and Statistics (“IPCA/IBGE”), and as from such date, at each annual period or at any shorter periodicity established by law.

10.1.1.	Example of Rent Adjustments. For the sake of example, assuming that the Lease Term Start Date is equivalent to September 1, 2016, the first rent due by Lessee shall be monetarily restated by the accrued variation of the IPCA/IBGE from and including October 2014 to and including September 2016, provided that said monetarily restated rent shall be paid by Lessee to Developer Lessor on the Lease Term Start Date. As a result, the calculation of the first restated rent shall be made in accordance with the following formula:

First Restated Rent = Rent Base x CM, where:

Base Rent = R$573,136.00.

CM =	NIn	, where
NIo

NIn = Index number of the IPCA/IBGE for September 2016.

NIo = Index number of the IPCA/IBGE for October 2014.

10.2.	Index Discontinuation. In the event that the IPCA/IBGE is discontinued or deemed legally non-applicable to this Agreement, the Parties hereby agree that the amounts set in this Agreement shall be automatically restated by the Consumer Price Index calculated and disclosed by the Economic Research Institute Foundation of São Paulo State University (“IPC/FIPE”) or, in case of impossibility to use said index, then any other applicable official index legally recognized an permitted, among those that better reflect the inflation in the period. Said new index to be defined by mutual agreement between the Parties shall be indicated in an amendment to the Agreement.

10.3	Automatic Adjustment. The rent adjustment in accordance with the criteria above shall be automatic, and Developer Lessor shall notify Lessee of the new rent amount two (02) Business Days in advance of the respective maturity.

10.4	Non-Disclosure of the Index. Upon occurrence of rent adjustments, if the applicable index is not disclosed by the payment date, the amount shall be adjusted based on the accrued variation of the last twelve (12) Indexes published, and no adjustment shall be due between Developer Lessor and Lessee after disclosure of the index that had not been previously disclosed.

SECTION ELEVEN – JUDICIAL REVIEW OF THE RENT

11.1	Waiver of Rent adjustment action. The Parties expressly represent and acknowledge that the rents (i) are significant compensation to the Developer Lessor for the investments made, including, without limitation, the performance of the Work, as determined by the Lessee, as well as the purchase of the Property, (ii) constitute compensation for the Lease for the minimum period of five (5) years, and (iii) may be used as collateral to the Funding, and, consequently, no market value shall apply for purposes of any rent adjustment action. Therefore, each of the Developer Lessor and the Lessee waives, by mutual agreement, to its respective rights to file an rent adjustment action under article 54-A, paragraph 1 of Law No. 8245/91.

11.2	Right of Rent adjustment action in the Event of Renewal. The Parties expressly represent and acknowledge that, if this Agreement is renewed, subject to the provisions of Section Eight (Possibility of Renewal of the Lease), the rights to seek judicial review of the Rent Amount may be exercised, in which case the provisions of the preceding section shall not apply.

SECTION TWELVE – NO OFFSET

12.1	No Offset. In accordance with article 380 of the Brazilian Civil Code, the Lessee shall not offset any claim it holds or may hold against the Developer Lessor or the Assignee, as the case may be, including those relating to any fines payable to it by the Developer Lessor in connection with this Agreement, against any payment obligation assumed by the Lessee to the Developer Lessor or to the Assignee as a result of this Agreement or of the Funding.

The purpose of this Section is to prevent any interruption in the rent flow during the term of the Agreement, as such assumption is of the essence for the feasibility of the transaction hereunder.

SECTION THIRTEEN – OBLIGATIONS

13.1	Obligations of the Developer Lessor. Without prejudice to any other obligations set forth in this Agreement, the Developer Lessor shall be required, in addition to its other obligations specified elsewhere in this Agreement, to (i) deliver the Building to the Lessee in a condition appropriate to its intended use and (ii) ensure the peaceable use of the Building leased hereunder during the term of the Lease.

13.2	Obligations of the Lessee. The Lessee shall be required, in addition to its other obligations specified elsewhere in this Agreement, to (i) pay the rents and respective Lease charges directly to whomever is entitled thereto and on the agreed-upon dates, (ii) use the Building and the Development for the purposes set forth in this Agreement, (iii) give notice to the Developer Lessor of any and all betterments to the Building, subject to the provisions of sub-item 14.1.1 (Betterment Notice) of this Agreement, (iv) return the Building upon expiration of the Lease in habitable conditions and in the conditions stipulated in this Agreement, (v) assume any and all responsibilities for the maintenance works relating to the preservation and maintenance of the Building, including environmental ones, as well as those intended to restore the conditions of use thereof, it being understood that it agrees, for such purpose, to perform the maintenance the facilities and equipment in accordance with the manufacturers’ recommendations and manuals, as well as the environmental maintenance of the Development, (vi) promptly fix any damage to the Development or to the Building facilities caused by the Lessee or by its employees, suppliers, or users, (vii) not alter the internal or external structural layout of the Development without prior written consent from the Developer Lessor or from the Assignee, in the event of Funding, (viii) immediately deliver to the Developer Lessor any process, fines, or notices relating to the Development issued by government authorities, (ix) pay, on or after the Date of Completion of the Work, all expenses relating to utilities installed on the Development, insurance premiums, and taxes directly relating to the Building (i.e. condominium charges, electricity, gas, water, sewage, and Urban Real Estate Tax (IPTU), among others) directly to the collection agencies and immediately send to the Developer Lessor, on a monthly basis, copies of the respective payment receipts, or proportionally, when such costs are already included in the condominium charges, (x) allow the inspection of the Building, upon prior agreement as to the date and time, by the Developer Lessor and by third parties, if the Development is offered to sale, provided that such Inspection may not interfere with the operations of the Lessee, (xi) assume responsibility for the installations, cleaning, conservation, and painting of the Building, including hydraulic, electrical, mechanical, and safety equipment, as well as for firefighting installations and fire department inspections, (xii) fully comply with the internal regulations, (xiii) pay the ordinary condominium expenses, if applicable, (xiv) assume responsibility for the installations, cleaning, conservation, and painting of the Building, shelves (if applicable), equipment (hydraulic, electrical, mechanical, and safety), and all other installations mentioned in the Building Specifications, on and after the date of delivery by the Developer Lessor and acceptance by the Lessee of the Work, except for the Irrelevant Punch List items, as well as for the maintenance of the installations against fire and future Fire Department inspections and other inspections required for the operations of the Lessee, in the latter case on and after the Lease Term Start Date, (xv) assume liability for any environmental losses attributable to the Lessee that may occur after the Building is occupied by the Lessee, (xvi) consent, if required, with the securitization process relating to the receivables arising from this Agreement, solely with respect to the assignment of the credits and to the measures inherent in such assignment as required by the Brazilian Securities Commission (the “CVM”), in accordance with the drafts normally used by the Developer Lessor in similar securitization processes, subject to the duty of the Developer Lessor, in such case, to give notice to the Lessee of the actual assignment thereof, in accordance with article 290 of the Brazilian Civil Code, and (xvii) provide, upon request from the Developer Lessor, with sufficient advance, to a credit rating (‘‘Rating”) agency selected by the Developer Lessor at its sole discretion and/or to the CVM the last three (3) annual statements of income and balance sheets and the organization chart of the Lessee and of the Surety for purposes of credit rating in connection with the securitization of the real estate receivables arising from this Agreement or issuance of other securities relating thereto, as well as provide such data on an annual basis so as to maintain the “Rating” of the transaction and comply with the applicable CVM regulations during the term of this Agreement.

13.3	Liability for Taxes. After the Lease Term Start Date, the Lessee shall be solely responsible for the payment of all taxes, fees, and charges (a) levied on the Building and/or (b) required by the relevant authorities for the exercise of its activities.

13.3.1	Tax Exemption During the Implementation of the Building. The Developer Lessor exempts the Lessee from any liability in connection with the payment of Taxes, fees, and contributions relating to the implementation of the Building, including those assessed after the Lease Term Start Date.

SECTION FOURTEEN – BETTERMENTS AND CONSERVATION OF THE BUILDING

14.1	Betterments to the Building. Any betterments to the Building that the Lessee may wish to perform shall depend upon prior express written approval from the Developer Lessor before the start of any works or procedures in connection therewith.

14.1.1	Betterment Notice. If the Lessee wishes to introduce any betterment to the Building, it shall give written notice to the Developer Lessor containing detailed information on the Codes it wishes to introduce, including plans and sketches of the intended modification, if applicable (“Betterment Notice”).

14.1.2	Deadline for Reply to the Betterment Notice. Upon receipt of a Betterment Notice, the Developer Lessor shall then grant or justify its denial of authorization within ten (10) calendar days from the date of receipt of such Betterment Notice.

14.1.3	Necessary Improvements. If any necessary betterment needs to be implemented on the Building, i.e. structural betterments for the purpose of conserving or preventing the deterioration of the real property, the Lessee shall mandatorily give written notice thereof to the Developer Lessor, which, after effectively verifying such need, and provided that such need does not result from lack of maintenance or misuse of the Building, shall, if such betterment has a demonstrable emergency nature, start procedures to perform such betterments as promptly as possible after receiving such request, at its own expenses, and complete such betterments as soon as technically possible; otherwise, the Lessee shall perform such betterments and request reimbursement of any sums spent for such purpose, provided that such sums are consistent with the then-prevailing market prices, from the Developer Lessor, which, in this case, the Lessee shall send to the Developer Lessor the invoice or invoices stating the costs incurred so that the Developer Lessor may, at its sole discretion, approve such costs and, within five (5) business days from the receipt of such invoices, provides such reimbursement to the Lessee.

14.1.4	Betterment Execution Criteria. Any and all betterments to the Building shall (i) comply with the same construction standard used in the Building and in the Development, (ii) not affect the safety and solidity of the existing buildings when performed, (iii) comply with the Brazilian Standards Institute (ABNT) standards, (iv) be duly approved by the relevant authorities, when required, it being understood that such approval shall be obtained at the expenses and under the sole responsibility of the Lessee, and (v) be reflected in the records of the Property with the local Municipal Government and with the Real Estate Registry whenever they impact the built area.

14.2	Removal of Installations. For the purposes of this Agreement, installations of a professional nature, machinery, equipment, furniture, and industrial or commercial appliances introduced in the Building shall not be deemed betterments or accessions and may be removed upon expiration of the Agreement, provided that such removal does not modify or otherwise affect the structure and the features of the Building and of the Development.

14.3	Removal of Betterments. Any removable betterments to the Building may be removed upon expiration or termination of this Agreement, provided that no damage, including structural damage, is caused to the Building or to the Development.

14.4	Incorporation into the Building. Any betterments authorized by the Developer Lessor shall be incorporated into the Building, and the Lessee shall not be required to restore the Building to its state prior to such betterments, unless the Developer Lessor has expressly indicated, in the statement of authorization of betterments, the need for removal of a betterment at the time of return of the Building.

14.5	Indemnification for Betterments. The Lessee shall not be entitled to any indemnification, reimbursement, or retention of the Building by virtue of any betterments it may perform, whether useful or elective, even when authorized by Developer Lessor, to the exception of necessary betterments, in accordance with the provisions of item 14.1.3 (Necessary Betterments) above.

14.6	Removable betterments may be removed from the Building by the Lessee, at its sole expenses, upon expiration of this lease. If the Lessee fails to remove such removable betterments, the Developer Lessor may, at its sole discretion:

(i)	Incorporate such betterments into the Building; or

(ii)	Remove such betterments at the expenses of the Lessee, which, in such case, shall be responsible for the payment of rents and charges for the time necessary for the removal of such betterments by the Developer Lessor.

14.7	Liability of the Lessee. The Lessee shall be held solely liable for any damage or loss to any employees, contractors, subcontractors, or third parties as a result of any betterments it may be authorized to perform on the Building.

14.8	Exposure of Trademarks and Logos in Signs. The Lessee may only include any type of outdoor sign on the Building and/or on the Development upon prior express consent from the Developer Lessor.

SECTION FIFTEEN – BUILDING RETURN

15.1	Building Return. Upon expiration of the term of the Lease or termination of this Agreement for any reason, the Lessee shall vacate the Building and return it free from persons and things and in a state of repair consistent with wear and tear arising from normal use and from the time elapsed by then, it being understood that the Building shall be clean and fully painted (both internally and externally) as received by the Lessee and described in the Final Inspection Report.

15.2	Return Notice. The Lessee shall give notice to the Developer Lessor at least sixty (60) days in advance of the stipulated date of return of the Building (the “Building Return Notice”) and shall deliver it to the Developer Lessor on the agreed-upon date and in perfect state of repair, in accordance with Item 15.1 above (Building Return).

15.3	Building Return Inspection. Within fifteen (15) days from the date of receipt of the Building Return Notice, or, in the event of early termination, as promptly as such early termination occurs, the Building shall be inspected by the Developer Lessor in order to review any changes in its state of repair and in its accessories and belongings (the “Final Inspection”) so that, after the appropriate repairs, the Lessee may deliver the keys to the Developer Lessor and receives release of its contractual obligations.

15.3.1	Delivery of Documents on Return. The Lessee shall further provide, upon expiration of the lease, the Developer Lessor with the following documents:

(i)	A (Technical Service Form (FAT), if any, in case the Fire Department permit needs to be supplemented, and an operating permit issued by the Municipal Government, each duly valid and effective;

(ii)	Certificate of No Outstanding Real Estate Tax Liability issued by the municipality of Extrema, MG;

(iii)	Certificate of Good Standing of the Property issued by the Department of Finance of the Municipality of Extrema, MG; and

(iv)	Original proofs of payment of lease charges for the last twelve (12) months of the lease.

15.4	Repairs. If any repairs or works are found to be needed, the Parties shall establish a schedule to be complied with by the Lessee, it being understood that such repairs and/or works shall have the same level of technical quality of the construction of the Building and of the Development. The lessee shall remain responsible for the lease under this Agreement and for any other charges until all the repairs mentioned in this section are completed.

15.4.1	Engagement of Third Parties for Repairs. The Lessee may, within fifteen (15) days from the date of definition of the schedule set forth in item 15.4 above (Repairs), at its sole expenses, engage a reputable firm, which shall be in charge of the respective repairs or of the performance of the works mentioned in this item 15.4 (Repairs), without, however, becoming exempt from its obligations to the Developer Lessor. If the Lessee fails to so engage within the abovementioned term, the Developer may do so at its sole discretion, it being understood that the Lessee shall reimburse all sums disbursed by the Developer Lessor within five (5) business days from the date of notice from the Developer Lessor to the Lessee requesting such reimbursement.

15.5	Damages Found During the Inspection. The amount of damages found during the Final Inspection, if verified by a firm notoriously specialized in such type of inspections, is hereby acknowledged as a clear legal debt enforceable by means of the applicable action.

15.6	Delivery Environmental Report. The Developer Lessor shall, no later than forty-five (45) days before the delivery of the Property, whether by virtue of expiration of the lease or termination prior to the vacancy thereof, provide a report prepared by a specialized engineer or by a first-rate specialized environmental appraisal firm (whose report shall comply with the same assumptions and analyses made by the Initial Environmental Report described in item 17.1.1 – Initial Environmental Report) (the “Delivery Environmental Report”).

15.6.1	Purpose of the Delivery Environmental Report. The purpose of the Delivery Environmental Report shall be to demonstrate that the use of the Building by the Lessee (including any assignees and/or sublessees and the respective members, employees, contractors, subcontractors, service providers, consultants, and clients of the Lessee) (a) did not cause any environmental damage to the Building, to the property, to the Development, and/or to the parking lot used by the Lessee, e (b) did not violate any applicable administrative and environmental rules.

15.6.2	Delivery Environmental Report Costs. Notice of the expenses relating to the preparation of the Delivery Environmental Report shall be given to the Lessee before the start of the works and shall be fully borne by the Lessee by reimbursement to the Developer Lessor within five (5) business days from the date of written request from the Developer Lessor.

15.6.3	Reparation of Damage Found. If the Delivery Environmental Report indicates any damage or violation during the term when the Lessee held possession of the Building, even if subsequently found, the Lessee shall be responsible for fully repairing any damage found or correcting any ordinances that caused such legal violation, discuss the measures to be taken with the Developer Lessor, including any measures that may be required for the cleaning, recovery, and adaptation of the Building, and bear all costs and expenses therefrom, all in compliance with the legal provisions and with the environmental protection legal and administrative requirements. The Lessee shall not be released from its obligation set forth in this item until another environmental report is provided demonstrating its full compliance with such rules or remediation of any environmental damage caused.

15.6.4.	Unqualified Delivery Environmental Report. If the Delivery Environmental Report concludes that the environmental rules were satisfactorily complied with by the Lessee and that there is no environmental issue in the Property under the legal environmental protection provisions, the Lessee shall be automatically released from such obligations, subject to any liabilities subsequently required by administrative authorities with respect to the period during which the Lessee held possession of the Property. In this case, the Developer Lessor shall allow the Lessee to exercise its defense right before such authorities, even if formulated by the Developer Lessor.

SECTION SIXTEEN – EARLY TERMINATION

16.1	Early Termination. This Agreement may be fully terminated if the Lessee fails to perform any obligations under this Agreement, including, in particular, without limitation, the payment of rents, subject to the provisions of item 19.1 (Default) with respect to events of default.

16.1.1	Early Termination of the Lease and Payment of Indemnity. In the event set forth in item 16.1 (Early Termination), or if the Lessee voluntarily terminates this Agreement prior to its expiration, the Lessee shall pay to the Developer Lessor, by way of liquidated damages, an amount corresponding to the time remaining until the expiration of the Lease multiplied by the rent amount at the time of such event, as adjusted for inflation as established in this Agreement, on a daily prorated basis (the “Indemnity”), in accordance with article 54-A, paragraph 22 of Law No. 8.245/91.

16.1.2.	Events of Early Termination. The following shall also constitute events of early termination of the Lease of the Building under this Agreement, in which case the indemnity shall also be payable to the Developer Lessor (together, the “Events of Early Termination”):

(i)	Lawful protest of extrajudicial instruments against the lessee in an individual or aggregate amount in excess of one hundred and ten million Reais (R$110,000,000.00) for the Lessee, as duly adjusted for inflation by the index agreed upon in Agreement, or its equivalent in other currencies, unless, within thirty (30) calendar days from the date of such protest, (a) the Lessee can validly prove, as the case may be, that such protest or protests were made by error or due to bad faith of third parties, (b) that such protest or protests were cancelled, (c) that bond was posted before a court, or (d) that such protest was suspended.

(ii)	If the Lessee requests any out-of-court reorganization plan to any creditor or class of creditors, regardless of application for or granting of judicial ratification of such plan, or if the Lessee requests liquidation/court-supervised reorganization before a court, regardless of order for processing such liquidation/reorganization or of the granting thereof by the court of competent jurisdiction, or if the Lessee and/or the Surety requests voluntary bankruptcy;

(iii)	Liquidation, dissolution, winding up, or request for or adjudication of bankruptcy of the Lessee;

(iv)	In the event of any default of a monetary obligation which is not cured within five (5) days, or of a non-monetary obligation within thirty (30) days, each assumed by the Lessee under this Agreement;

(v)	In the event of relevant deterioration of the economic and financial condition of the Lessee;

(vi)	If any imposts, taxes, or fees assessed or levied on the Building are not timely paid;

(vii)	If the Lessee fails to maintain the Building and the Development in a good state of repair, safety, and habitability or performs any demolition works and/or betterments in violation of the provisions of this Agreement;

(viii)	If the Development area is condemned, wholly or in part, in accordance with item 18.3 (Expropriation);

(ix)	In the event of assignment or transfer by the Lessee of its rights and obligations under this Agreement without consent from the Developer Lessor; or

(x)	If the Condition Subsequent set forth in item 1.2 (Condition Subsequent) and its sub-items is met.

16.1.3	Verification of Default. The Events of Acceleration may give rise to early termination of this Agreement, subject to prior compliance with the provisions of item 19.1 (Default), particularly with respect to the cure periods set forth therein, if any.

16.1.4	Payment of the Indemnity. The Indemnity shall be paid by the Lessee within five (5) business days from the date of expiration of the term established to cure the default, or, if no such term is established, the Indemnity shall be paid by the Lessee within twenty (20) days from the date of receipt of written notice from the Developer Lessor to such effect.

16.1.5	Vacancy of the Property. In the event of early termination of this Lease, the Lessee shall, within one hundred and eighty (180) days from the due date of the Indemnity, completely vacate the Development and return it to the Developer Lessor in accordance with the provisions of Section Fifteen (Building Return).

16.1.6	Scope of the Indemnity. The purpose of the Indemnity, in accordance with article 473, sole paragraph of the Brazilian Civil Code, is to (i) compensate for all the investments made by the Developer Lessor in the construction of the Building, performed especially to meet the purposes and needs of the Lessee, as well as for the purchase of the Property, and (ii) settle the Funding, if applicable.

16.2	Damages. The events of early termination set forth above contemplate any damages and other losses arising from termination to be suffered by the Developer Lessor, including, for example, any expenses, costs, and investments in which the Developer Lessor incurred and will incur to afford this Lease solely in order to meet the purposes and needs of the Lessee.

16.2.1	Enforceability of the Indemnity. The Lessee acknowledges that the right of the Developer Lessor to receive the Indemnity in the events set forth in this Section 16 (Early Termination) is clear, legal, and enforceable and that this Agreement constitutes an extrajudicial enforceable instrument.

SECTION SEVENTEEN—ENVIRONMENTAL LIABILITY

17.1	Environmental Liability. The Lessee assumes the obligation to, on and after the Date of Completion of the Work, use the Development in compliance with the applicable environmental, health, and safety rules, and the Lessee shall take all measures to preclude and prevent and the Development from becoming subject to judicial or administrative proceedings in connection with any violation of such rules.

17.1.1	Initial Environmental Report. The Lessee represents and acknowledges, for the due purposes and effects, that the Developer Lessor shall engage, upon completion of the Work, a specialized firm accredited by the appropriate government entity to prepare an environmental report (the “Initial Environmental Report”) attesting to the current conditions of the property and that there is no environmental liability or environmental contamination whatsoever in the Property as of the Lease Term Start Date.

17.3	Hazardous Substances. The Lessee agrees to adequately use, store, and dispose of any hazardous substances whose use may be required for the activities of the Lessee on the Development, in accordance with the applicable laws and regulations.

17.3	Environmental Licenses. The Lessee shall obtain, when applicable, any environmental licenses relating to the Development resulting from the activities developed by the Lessee, for which it shall be held solely liable, including for the payment of any indemnities and sanctions imposed by government authorities as a result of its activities, and it agrees to indemnify the Developer Lessor for all losses it may suffer as a result of any non-compliance with such environmental laws, as well as to assume liability, at any time, for any environmental damage that may result from the activities performed by the Lessee on the Development and to fully indemnify and redress any direct consequences thereof to the Developer Lessor, to third parties, or to government authorities, without any limitation and without prejudice to any other liabilities that may arise therefrom and from the penalties set forth in Agreement.

17.4	Preservation of Areas. The Lessee agrees to comply, when applicable to the activities it is to exercise on the Development, with any directions from the Developer Lessor as to the preservation of areas that are relevant from the environmental perspective, in accordance with all the recommendations of the Environmental Impact Study/Environmental Impact Report (EIA/RIMA) and of the environmental licenses and with the directions and orders from the relevant environmental entities with respect to the planning, implementation, operation, and maintenance of the Development.

17.5	Environmental Audit. During the term of this Agreement, the Developer Lessor shall be entitled to conduct one environmental audit of the Development per year upon five (5) days’ advance written request.

17.5.1	Exceptional Audits. Without prejudice to the provisions of the preceding item, the Developer Lessor may conduct environmental audits on an exceptional basis, upon at least five (5) days’ advance notice, in case of any event caused by the Lessee or by its subcontractors that, in the understanding of the Developer Lessor, may indicate a potential environmental damage or violation of environmental legal provisions.

17.5.2	Conduct of Exceptional Audits. Such audits, which shall be conducted at the sole expenses of the Developer Lessor, shall be intended to verify whether or not the Lessee is in compliance with the applicable environmental, health, and safety rules.

SECTION EIGHTEEN – INSURANCE, PARTIAL OR TOTAL DESTRUCTION OF THE DEVELOPMENT, EXPROPRIATION, AND GUARANTEES

18.1	Obligation to Purchase Lease Insurance. The Lessee agrees to purchase and maintain in force, throughout the lease term and as long as its possession of the property continues, including during any extensions thereof for an indefinite or definite period, whether under law or in accordance with this Agreement, insurance on the Building from a first-rate insurer, subject to the terms of this Section Eighteen.

18.2	Acknowledgement of the Existing Insurance. The Lessee acknowledges that the first phase of the Development has been duly insured by insurance already purchased by the Developer Lessor from Allianz Seguros (under a new policy to be issued as a renewal of policy No. 03.96.0001831, which in turn shall be effective until October 10, 2014), with (a) a declared total risk value for the first phase of the Development and other integral parts of Fernão Dias Business Park of (a.1) forty-four million eight hundred thousand Reais (R$44,800,000.00) for property damages and (a.2) eight million five hundred and eighty-five thousand four hundred and ninety-four Reais and fifty-six cents (R$8,585,494.56) for loss of profits (i.e. loss of rent and condominium charges), and (b) effective coverage with a single maximum Indemnity limit sub-limited to the declared Value at Risk for the first phase of the Development, in accordance with the table below (the “Development Insurance”):

COVERAGE	SCENARIO A
Material Damage
Basic – Fire (including as a result of turmoil), Lighting Strike / Explosion of Any Nature	R$	99,232,000.00
Windstorm, Hurricane, Hailstorm, Smoke and Vehicles Impact	R$	10,000,000.00
Electrical Damages	R$	1,000,000.00
Burglary or Theft of Goods	R$	100,000.00
Electronic Devices without Burglary	R$	50,000.00
Turmoil, Strikes, Lock-out, Civil Unrest and Willful Acts	R$	100,000.00
Flooding / Inundation	R$	100,000.00
Collapses	R$	100,000.00
Leak of Tanks and Pipes	R$	100,000.00
Loss of Profit arising from Basic Coverage:
Fixed Expenses / Indemnification Period of 12 months	R$	3,908,258.24
Loss of Lease Proceeds / Indemnification Period of 12 months	R$	22,179,397.91

18.2.1	Changes to the Insurance. The Parties hereby agree that the Developer Lessor may change the Development Insurance in order to expand the area currently effective and to include the Building area.

13.2.2.	Insurance Beneficiary. The Lessee acknowledges that the Developer Lessor is currently the only insurance indemnity beneficiary, strictly in accordance with a copy of the insurance policy attached to this Agreement as Exhibit V (the “Insurance Policy”), it being understood that it may name a new beneficiary, albeit a partial one, in the event of the Funding.

18.3	Specific Obligations of the Lessee as to Insurance. The Lessee agrees to:

(i)	If the Developer Lessor (or the Condominium, if and when incorporated) elects not to renew the policy in force, purchase and maintain in force, throughout the lease term and as long as its possession continues, including any extensions thereof for an indefinite or definite period, whether under law or in accordance with this Agreement, insurance on the Property covering the respective costs with the current insurer or with any other insurance of its own free choice among first-rate insurers, whose insurance contract terms meet the specifications set forth in this Agreement or in the non-renewed policy and are appropriate to the activities to be exercised and to the use of the Property by the Lessee, it being understood that it shall name the Developer Lessor, the Condominium (if and when incorporated), or, if the Funding occurs, the Assignee as the sole beneficiary thereof and exempt the beneficiaries from any indemnity liability in the event of a claim; and

(ii)	Fully bear the costs of the Property insurance contract purchased or to be purchased by the Developer Lessor (or to be purchased by the Condominium when incorporated) and assume full and sole liability, under penalty of breach of contract, for reimbursing the Developer Lessor (or the Condominium, as the case may be) for all sums arising from such contract and any renewal thereof under the same conditions established in item 18.2 above (Acknowledgement of the Existing Insurance), which costs shall be determined in proportion to the Building area, given the option of the Developer Lessor (or of the Condominium, if and when incorporated) to purchase insurance for the entire Development under a single policy.

18.3.1	Costs of Insurance Purchased by the Lessee. If the Developer Lessor (or the Condominium, if and when incorporated) elects the option set forth in clause “i” of Item 18.3 above (Specific Obligations of the Lessee as to Insurance), the Lessee shall be required to renew the Policy every year, without interruption, by bearing all the respective costs so as to maintain the Building duly insured throughout the term of the occupancy thereof, it being understood that the Developer Lessor, the Condominium (if and when incorporated), or, if the Funding occurs, the Assignee shall be the sole beneficiary thereof. Furthermore, the Lessee shall send to the Developer Lessor proof of such insurance contract and the relevant policy within ten (10) days and forty-five (45) days, respectively, from the date when the Lessee elects the option set forth in clause “i” of item 18.3 above and within fifteen (15) days from each policy renewal period.

18.3.2	Costs of Insurance Purchased by the Developer Lessor. In the event set forth in clause “ii” of Item 18.3 above (Specific Obligations of the Lessee as to Insurance), the reimbursement of the sum owed by the Lessee to the Developer Lessor (or to the Condominium, as the case may be) shall be made by the same due date and under the same terms of the payment made by the Developer Lessor within twenty (20) days from the date when the latter proves the payment of the respective sums or in accordance with the provisions set forth by the Condominium, as the case may be, it being understood that, in the event of late payment, the provisions of item 9.4 (Lack of Payment of the Rent) shall apply.

18.4	No Limitation of Liability. The purchase of the insurance policy referred to in this Section Eighteen shall not, under any circumstances, be construed as (a) an exemption from or limitation of the liabilities, obligations, or any other contractual and/or legal duties of the Lessee, (b) an assumption of any liability of the Lessee by the Developer Lessor (or by the Condominium, if and when incorporated), or (C) sufficient to cover all the risks, liabilities, or any contractual and/or legal obligations of the Lessee.

18.5	Insurance Indemnity. If the insurer denies the payment of the Development Insurance indemnity on the grounds that the Development was unlawfully occupied due to any non-compliance with the conditions of the respective policy or non-compliance with any municipal, state, and/or federal ordinances applicable to the Development, or if there is no such insurance policy in force at the time of the claim, this Agreement shall be deemed terminated, in which case the Lessee shall be required to pay the Indemnity to the Developer Lessor or to the Assignee, in the event of the Funding.

18.6	Total or Partial Loss of the Development. In the event of total or partial loss of the Development, if the time to rebuild the Development is equal to or less than twelve (12) months, as determined by a reputable firm with notorious expertise in the area engaged by the Developer Lessor, at its own expenses, the Developer Lessor shall be required to fully or partially rebuild the Development, as the case may be, up to the limit of the indemnified amount and to use the Development Insurance Indemnity for such rebuilding. If the time to rebuild the Development is greater than twelve (12) months, the Lessee shall be entitled to decide whether or not the Development is to be rebuilt and to use the Development Insurance indemnity for such full or partial rebuilding of the Development up to the limit of the indemnified amount. In each case, the time to assess and/or investigate the damage by such reputable firm with notorious expertise and/or by the relevant authorities shall be deducted from the time to rebuild the Development.

18.6.1	Obligations in the Event of Partial or Total Loss. In the event described in item 18.6 (Total or Partial Loss of the Development), the Lessee hereby irrevocably and irreversibly agrees to pay the total Rent Amount, less the amount to be covered by loss of revenue insurance, as the case may be, without any interruption.

18.7	Rebuilding of the Development. If the total or partial rebuilding of the Development takes longer than twelve (12) months, and the Lessee elects not to rebuild it, this Agreement shall be deemed automatically terminated, in which case the Lessee shall pay to the Developer Lessor the amount corresponding to the positive difference, if any, between (i) the indemnity amount and (ii) the indemnity amount paid as a result of the Development Insurance.

18.8	Expropriation. In the event of partial or total expropriation of the Development, given that the Lessee has chosen, at its sole discretion, the location of the Property to execute the Work and implement the Building so as to meet its needs, this Agreement shall remain in full force as long as the Lessee remains able to regularly exercise its activities. In this case, the Lessee shall continue to be required to pay the rents payable and, in the event of termination of this Agreement, the Lessee shall be required to pay to the Developer Lessor or to the Assignee, in the event of the Funding, an amount corresponding to half the positive difference, if any, between (i) the indemnity and (ii) the expropriation money paid by the expropriating authority, as defined in administrative proceedings.

18.9	Guarantee. In order to secure the faithful performance of all the obligations assumed by the Lessee in this Agreement, the Lessee agrees, within fifteen (15) days from the Lease Term Start Date, to submit to the Developer Lessor sufficient documentary evidence of the purchase of surety bond issued by a first-rate financial institution of renowned repute and previously approved by the Developer Lessor, in the minimum amount of twelve (12) times the rent prevailing at the time of such contract, which shall be valid throughout the term of this Agreement and/or any renewals thereof, as well as to maintain such guarantee valid until the Property is effectively returned, even if this Lease is in force for an indefinite period, under penalty of contractual default.

18.9.1	Guarantee Renewal. The Lessee shall mandatorily submit to the Developer Lessor, during the term of this Lease, the respective renewals of surety bond within fifteen (15) days from the date of each such renewal and hereby irrevocably and irreversibly agrees to pay the total Rent Amount, less the amount to be covered by loss of revenue insurance, as the case may be, without any interruption.

18.9.2	Scope of the Guarantee. The surety bond shall cover all legal and/or contractual increases in the Lease and any adjustments to increase the Rent Amount during the term or any extension of this Agreement, as well as any increases arising from a “rent adjustment action” under article 19 of Law No. 8245 of October 18, 1991, any provisional determination of the rent, any changes in the periodicity of and/or increases in the rent as a result of future legal provisions, and in the event of any amicable settlement with the Lessee to adjust the Rent Amount or any agreement.

18.9.3	Release of the Guarantee. In the event of lack of payment of the Rent Amount, of any charges, and/or of any related sums, or in the event of any contractual non-performance that triggers application of the fine set forth herein against the Lessee, the Developer Lessor may, always upon at least thirty (30) days’ advance notice to the lessee, request the release of the surety bond offered, it being understood that any differences still existing shall be offset in due time.

18.9.4	Receipt of the Guarantee. The receipt of the surety bond amount shall not be deemed a release of the sums owed, but shall merely the potential compensation, it being understood that any collection, including judicial collection, of any sums still owed by the Lessee shall continue.

18.9.5	Expenses with the Guarantee. All the costs arising from the surety bond contract and from any renewals thereof shall be directly and solely paid by the Lessee.

18.9.6	Advance Payment of the Rent Amount. If the Lessee fails to submit the surety bond documentation or any renewal thereof within the term and on the conditions set forth in this item, it shall pay the Rent Amount in advance, in accordance with the provisions of article 42 of Law No. 8245/91, until the surety bond or any renewal thereof is submitted. If the Lessee fails to submit the surety bond or any renewal thereof within fifteen (15) days from the date of expiration of the term originally established for such purpose, the Developer Lessor may, at its sole discretion and without prejudice to the fine for contractual violation, terminate this Agreement for contractual Violation, in which case the Lessee shall be required to immediately return the property on the conditions set forth in this Agreement. As long as the Lessee does not return the property, it shall continue to be required to pay the Rent Amount and lease charges, and the Rent Amount shall continue to be paid in advance.

SECTION NINETEEN – EVENTS OF DEFAULT

19.1	Default. Any failure to perform any obligation set forth in this Agreement shall constitute an event of default. With respect to monetary obligations, including the payment of rents, the default shall automatically occur upon a cure period of five (5) Business Days. With respect to non-monetary obligations, a Party that, upon being given extrajudicial notice thereof in accordance with the provisions of this Agreement, fails to perform such obligation within ten (10) Business Days from the date of receipt of such notice. Notwithstanding the foregoing, the Defaulting Party is hereby entitled to cure such default within the abovementioned periods. If such default is not cured within the periods set forth herein, it shall constitute an event of default.

SECTION TWENTY—FINE

20.1	Fine. Unless a specific penalty is provided for in this Agreement, the violation of any clause shall subject the violator to a daily fine in an amount equal to three (3) times the Rent Amount.

20.2	Application of the Fine. If the Lessee has caused the termination of this Lease, the application of the fine set forth in this section shall be without prejudice to the obligation of the Lessee to pay the indemnity set forth in Section Sixteen above.

SECTION TWENTY-ONE—CREDITS ASSIGNMENT AND SUBLEASE

21.1	Assignment of Credits. The Lessee expressly authorizes, on an irrevocable and irreversible basis, that the credit arising from the payment of rents, of the Indemnity, and of any default charges and fines be assigned to third parties at the sole discretion of the Developer Lessor (a “Credits Assignment”), including, without limitation, if the Funding is engaged.

21.1.1	Payment of Rents to the Assignee. In the event of the Funding, at the discretion of the Developer Lessor, the Lessee shall pay the rents directly to the Assignee, for which written notice from the Developer Lessor to the Lessee shall suffice.

21.2	Encumbrance of the Development. The Lessee acknowledges and agrees that it has no objection against the option of the Developer Lessor to, at its sole discretion, encumber the Development, whether by mortgage or fiduciary ownership or any other type of lien, in the event of the Funding, as well as to the non-existence of any right of first refusal in the purchase of the Development in the event of foreclosure of such encumbrances or liens.

21.3	Transaction Concepts. In accordance with the provisions of Law No. 9514 of November 20, 1997, as amended from time to time, the Parties reiterate the concepts applicable to the transactions that may arise from the execution of this Agreement, namely: (i) securitization of real estate credits means a transaction by which a specialized firm purchases real estate credits and issues securities backed by such credits to be placed in the market, (ii) fiduciary sale means a legal transaction by which the Developer Lessor, in order to create the guarantee for the Funding in the market, engages the transfer to the Investor of terminable ownership in the Development, to be canceled if and upon settlement of the obligations hereunder and of any ancillary obligations, and (iii) upon creation of the fiduciary ownership, the debtor/beneficiary shall hold direct possession of the property, while the creditor/trustee shall hold indirect possession thereof.

21.3.1	Changes upon Authorization from the Assignee. If the Funding is effective, each of the Developer Lessor and the Lessee agree that the terms and conditions set forth in this Agreement, including those relating to the Lease amount and to its restatement and adjustment method, may only be changed upon consent from the Assignee.

21.4	Sublease. The Building may not be sublet by the Lessee except upon prior express authorization from the Developer Lessor in this regard or if the sublessee is a member of the business group of the Lessee. In the event of sublease of the Building, the Lessee and the Surety shall remain, in any event, solely liable to the Developer Lessor for all the obligations assumed under this Agreement, including, without limitation, the obligations relating to the payment of the rents and of the Indemnity, as well as those relating to the return of the Building upon the expiration of the lease term in a state of repair consistent with wear and tear arising from normal use and from the time elapsed by then. The Developer Lessor may reject such request for sublease on justified grounds, it being understood that the activities of any sublessee shall be in line with the features and the purpose of the Property and may not put its integrity and environmental conditions at any risk.

21.5	Temporary validity clause. In accordance with the provisions of art. 8 of Law No. 8.245/1991, even if the Property/Development is sold to third parties, the purchaser shall fully abide by the terms of this Agreement.

SECTION TWENTY-TWO – TERM OF EFFECTIVENESS AND RECORDATION

22.1	Term and Recordation. For the purposes of articles 8 and 33 of Law No. 8245/91, the recordation and annotation of this Agreement with the relevant Real Estate Registry are hereby authorized so that, even if the property is sold to third parties, the purchaser shall be required to fully abide by the terms of this Agreement, and the Developer Lessor agrees to include an obligation to abide by this Agreement in case the Property is sold prior to its recordation on its respective title records. The costs arising from the recordation of this Agreement with the relevant Real Estate Registry shall be borne solely by the Lessee.

22.2	Cancelation of Recordation. If this Agreement is recorded/annotated with the Real Estate Registry, the Lessee shall be required, upon expiration or termination hereof, wholly or in part, to request, at its own expenses, the immediate cancelation of such recordation/annotation. If the Lessee fails to do so within thirty (30) days from the date of such expiration or termination, the Developer Lessor shall be authorized to cancel such recordation, in which case the Lessee shall bear all the costs incurred by the Developer Lessor for such purpose. If the lessee fails to bear such costs, the Developer Lessor may directly bear such costs and request reimbursement thereof from the Lessee, which shall reimburse such costs within five (5) Business Days from the date of notice from the Developer Lessor in this regard.

22.3	Requirements for Recordation. The Lessee acknowledges that, if this Agreement can only be recorded after a condominium is incorporated in the Development under Law No. 4591/64, the Developer Lessor shall not be held liable for any lack of recordation. The Parties agree to sign any amendment to this Agreement that may be necessary if the relevant Real Estate Registry imposes any requirement for recordation and/or annotation hereof on the relevant title record.

SECTION TWENTY-THREE – EXCLUSIVITY; GOOD FAITH AND LOYALTY DUTIES

23.1	Exclusivity. On and after the execution of this Agreement, the Lessee reinforces the exclusive nature of and the impossibility to regret from this Agreement from the date hereof. Accordingly, the Lessee directly or indirectly agrees to (i) not solicit, discuss, or entice any offers with a subject matter analogous with or similar to the subject matter of this Agreement, (ii) not continue or propose to continue to negotiate or hold discussions involving a subject matter analogous with or similar to the subject matter of this Agreement, and/or (iii) not enter into any agreement or understanding that may adversely affect the completion of the legal transaction set forth in this Agreement.

23.2	Relationship of the Parties. The relationship of the Parties arising from this Agreement and for the purposes set forth therein shall comply with the principles of good faith, trust, and contractual loyalty, and each party shall refrain from adopting a conduct that harms the interests of the other party in connection with this Agreement.

SECTION TWENTY-FOUR – RIGHT OF FIRST REFUSAL

24.1	Right of First Refusal. In the event of sale of the Property, except to (i) securitization companies and/or corporations related to the lease underlying this Agreement, (ii) companies of the same business group as the Developer Lessor, and (iii) any vehicles managed by or maintaining an advisory relationship with companies of the same business group as the Developer Lessor, the Lessee shall be entitled to exercise a right of first refusal on the same terms offered to third parties, it being understood that the Developer Lessor shall give notice of the intended transaction to the Lessee in accordance with the provisions of Section Twenty-Five below (Notices).

24.2	Right of First Refusal Notice. The notice set forth in item 24.1 above (Right of First Refusal) shall specify all the terms of the intended transaction and shall mention, in particular, the price, the payment method, and the place and date for review of the relevant documentation.

24.3	Term for Exercise of the Right of First Refusal. The right of first refusal shall be forfeited if the Lessee fails to unambiguously express its full acceptance of the proposal on identical terms within thirty (30) days from the date of the notice given in accordance with the terms and conditions set forth in item 24.2 (Right of First Refusal Notice). If the sale of the Property to third parties is consummated as provided for in item 24.1 (Right of First Refusal) during the term of this Agreement, this Agreement shall remain fully in force, and the Developer Lessor agrees to include, in the deed entered into in connection with the sale of the Property, the obligation of the purchaser to abide by this Agreement, including by mentioning it in the relevant deed of transfer, for the specific purpose of disclosing this Agreement and provide for the continuance of its terms and conditions, so as to require such third-party purchaser to strict comply therewith.

SECTION TWENTY-FIVE – NOTICES

25.1	Notices. All notices, judicial notifications, processes, summons, and other communications relating hereto shall be delivered in writing, shall bear the signature of the sender or be signed on behalf of the later, and shall be sent by registered or return-receipt mail, through a Registry of Deeds and Documents, or, if necessary, by any other means contemplated in the Brazilian Code of Civil Procedure to the addresses indicated in the preamble to this Agreement, it being understood that a scanned copy thereof may be sent by email to the following electronic addresses:

FW2 Logística e. Developments Imobiliários S.A.

Att.: Mr. Gilson Schilis

Address: Rua Funchal, 375, 4º andar

Vila Olímpia – São Paulo, SP, Postal Code (CEP) 04551-060

Phone: (11) 2344-2999

Email: gilson@fulwood.com.br

NS2.COM INTERNET S.A.

Att.: Flávio Franco

Address: Rua Vergueiro, 943, Liberdade

Postal Code (CEP): 01504-001

Email: flavio.franco@netshoes.com

SECTION TWENTY-SIX – MISCELLANEOUS

26.1	Expenses. The Lessee shall bear (i) all the expenses relating to the recordation of this Agreement with the Real Estate Registry, in case it elects to record it, and (ii) any expenses relating to any other registrations and/or filings required by governmental authorities, in case such registrations and/or filings are related to the activities of the Lessee.

26.2	Understandings of the Parties. This Agreement supersedes all prior contracts and understandings between the Parties in connection with the subject matter hereof.

26.3	Waiver/Novation. No failure of a Party to exercise any of its powers or rights under this Agreement shall constitute waiver by such party of such powers or rights hereunder or constitute a novation hereof. Any amendments to this instrument, including to its exhibits, shall only be valid and binding upon mutual written agreement between all the Parties and the Assignee.

26.4	Monetary Obligations. The Lessee agrees to pay all its monetary obligations under this Agreement net of any taxes, expenses, withholdings, or any other present or future liabilities.

26.5	Capacity and Standing. Each Parte has full capacity and standing to execute this instrument, consummate all the transactions set forth herein, and perform all its obligations hereunder and has taken all corporate and other measures that may be required to authorize such execution, implement all the transactions set forth herein, and perform all its obligations hereunder.

26.6	Execution of the Agreement. Neither the execution of this instrument nor the performance of the obligations of each of the Parties (a) violate any provision contained in its corporate documents or (b) violate any law, regulation, or judicial, administrative, or arbitral order to which such Party is bound.

26.7	Validity of the Agreement. This instrument is validly executed and constitutes a legal, valid, and binding obligation enforceable against each of the Parties in accordance with its terms.

26.8	Representations of the Parties. The Parties expressly represent to each other that:

(a)	Each Party shall be capable of performing its obligations set forth in this instrument and shall act in good faith and with loyalty with respect thereto;

(b)	Neither Party is economically dependent on the other;

(c)	Neither Party is in a state of necessity or under coercion to execute this instrument and/or any other contracts and/or commitments relating thereto and/or has an urgency to so execute;

(d)	The discussions on the subject matter hereof were held, conducted, and implemented on their own free initiative;

(e)	Each Party is a sophisticated company and has experience in contracts similar to this instrument and/or to the other contracts and commitments relating thereto; and

(f)	The Parties were informed and warned of all the conditions and circumstances involved in the negotiation underlying this instrument which could their ability to express their will and were advised by counsel in such negotiation.

26.9	Use of the Trademark and/or Name of the Parties. The Lessee hereby authorizes the Developer Lessor to issue a press release or to make a public disclosure of the provisions of this Agreement and arising therefrom, it being understood that it may also use the trademark of the Lessee in its institutional materials or in the Funding process, in accordance with the applicable regulations of the Brazilian Securities Commission (CVM).

26.10	Finder’s Fee. The firms indicated below shall be entitled to an amount corresponding to the finder’s fee for this Lease, at a rate of fifty percent (50%) each, which shall be paid by the Lessee: (i) Magnitude Gestão de Negócios Imobiliários Ltda. ME, located at Rua Padre Guilherme Pompeu, 01, Centro, Santana de Parnaíba, SP, Postal Code (CEP) 06501-055, enrolled with the Regional Council of Realtors (CRECI) under No. 21.101-J and with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 67.494.252/0001-95, represented by Mr. Sr. Rômulo Ângelo Perico, enrolled with the Regional Council of Realtors (CRECI) under No.: 75.197, and (ii) Representações Oliveira e Cia Ltda., enrolled with the National Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 61.854.675/0001-92, with its principal place of business at Rua Colonial, 317—Villa Velha—Postal Code (CEP): 06532-065, Santana de Parnaíba, SP, represented by Mr. Ivo Carlos Fermino de Oliveira, enrolled with the Regional Council of Realtors (CRECI) under No. 79.777.

SECTION TWENTY-SEVEN – EXHIBITS

27.1	Exhibits. The following Exhibits are an integral part of this Agreement:

Exhibit I – Specifications

Exhibit II – Works Schedule

Exhibit III – Legal Project

Exhibit IV – Delivery and Acceptance Deed

Exhibit V – Insurance Policy

SECTION TWENTY-EIGHT – ARBITRATION CLAUSE

28.1	Construal of the Agreement. The terms and conditions of this Agreement shall be construed in accordance with the applicable law in the Federative Republic of Brazil, it being understood that any dispute, conflict, controversy or complaint originating from or relating to this Agreement, including with respect to compliance herewith, performance and construal of the terms hereof (“Dispute”) shall be resolved by arbitration, in accordance with the provisions below.

28.1.1	Place of Arbitration. The arbitration shall be conducted by the Arbitration and Mediation Center of the Brazil – Canada Chamber of Commerce (“CCBC”), in accordance with the CCBC Arbitration Regulations (“Chamber Regulations”) in effect on the date of the request for arbitration.

28.1.2	Choice of the Arbitrators. The Dispute shall be decided by an arbitral tribunal composed of three (3) arbitrators (“Arbitral Tribunal”), one (1) of whom shall be appointed by the claimant and one (1) appointed by the respondent, in accordance with the Chamber Regulations. The appointed arbitrators shall appoint, within fifteen (15) days, the third arbitrator, who shall be the Chairman of the Arbitral Tribunal, and who must not necessarily be a member of the Group of Arbitrators of the CCBC. In case one of the parties fail to appoint an arbitrators or in case arbitrators appointed by them do not reach a consensus with respect to the appointment of the third arbitrator within the term set forth in the Chamber Regulations, the Chairman of the CCBC shall make such appointment within at most fifteen (15) days as from the written request of any of the Parties.

28.1.3	Place of Arbitration. The place of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be rendered. The arbitration shall be conducted in Portuguese, and the arbitration shall be conducted in accordance with Law No. 13307, of September 23, 1996. The Arbitral Tribunal shall resolve the Dispute based on the provisions of this Agreement and only in case there is no contractual provision based on the applicable Brazilian law, it being understood that judgment in equity shall be prohibited. All decisions of the Arbitral Tribunal must state their reasons, be rendered in writing and be binding between the parties. The partial and/or final award and any other decision of the Arbitral Tribunal shall be final, binding and mandatory upon the parties and their successors.

28.1.4	Access to the Judicial Branch. Without prejudice to the validity of this arbitration clause, any of the parties may resort to the Judicial Branch, only for purposes of (i) ensuring institution of the arbitration, (ii) obtaining provisional or urgent remedies to protect rights to guarantee a useful outcome of the arbitration, before institution of the arbitration, (iii) enforce any obligation noncompliance with which renders this Agreement an enforceable instrument, and (iv) enforce any decision of the Arbitral Tribunal, including, without limitation, the arbitral award. The parties acknowledge that the Arbitral Tribunal may, in the event of item (ii) above, decide on the grant of the provisional or urgent remedy claimed to the Judicial Branch, or on the upholding or revocation of any preliminary injunction or provisional remedy granted.

28.1.5	Jurisdiction Chosen by the Parties. The parties elect the exclusive Jurisdiction of the Judicial District of São Paulo, in the State of São Paulo, to hear and decide on the matters set forth in Item 28.1.4 (Access to the Judicial Branch), as well as for any other applicable judicial relief in accordance with Law No. 13037/96.

28.1.6	No Waiver to Arbitration. The filing for any judicial relief contemplated in this section shall not be deemed a waiver of the arbitration clause or of the absolute jurisdiction of the Arbitral Tribunal.

28.1.7	Costs. Except for the attorneys’ fees, which shall be paid by each Party individually, the other expenses and costs shall be supported by one or by both parties, as decided by the Arbitral Tribunal.

28.1.8	Confidentiality of the Arbitral Proceeding. The Parties shall grant confidential treatment to any and all pieces of information relating to the arbitration.

28.1.9	Consolidation of Discussions in the Arbitral Proceeding. The Arbitral Tribunal is hereby authorized to decide on matters relating to this Agreement, but the obligations of which are included in other instruments, and they may, as the case may be, consolidate arbitration proceedings subsequently instituted based on these Instruments. The Arbitral Tribunal that is first instituted shall be competent to join proceedings, and it shall, when deciding on the convenience of the consolidation, take into consideration that: (i) the new dispute has questions of fact and of law in common with the pending dispute; (ii) none of the parties to the new dispute or to the pending dispute are harmed; and (iii) the consolidation in that circumstance does not result in unreasonable delays to the pending dispute. Any determination of consolidation issued by an arbitral tribunal shall be binding upon the parties involved in the proceedings in question.

IN WITNESS WHEREOF, the Parties execute this Agreement in three (3) counterparts of same contents and form, in the presence of two (2) witnesses.

São Paulo, November 5, 2014.

(signatures on the next page)

(the remainder of this page has been intentionally left blank)

(Signature page of the Private Instrument of Property Lease Agreement and Other Covenants executed on November 5, 2014, between FW2 Logística e Empreendimentos Imobiliários S.A., NS2.Com Internet S.A. and RCA Gerenciamento e Fiscalização Ltda.)

/S/ FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.	/S/ FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.
Developer Lessor	Developer Lessor

/S/ NS2.COM INTERNET S.A.	/S/ NS2.COM INTERNET S.A.
Lessee	Lessee

/S/ RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA	/S/ RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA
Manager	Manager

Witnesses:

1. By:	/S/ MARCIO CHAMMAS	2. By:	/S/ ISABEL CRISTINA BARENO
Name:	Marcio Chammas	Name:	Isabel Cristina Bareno
ID (RG):	28.223.379-9	ID (RG):	25.183.376-8-SSP/SP
Taxpayer Card (CPF): 303.669.318-14		Taxpayer Card (CPF): 183.039.288-96

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT I

SPECIFICATIONS

CONSTRUCTION EXPANSION CONDOMINIUM

FERNÃO DIAS

EXTREMA – STATE OF MINAS GERAIS

Review 02 – November 13, 2014

SPECIFICATIONS

OF 28,954.50 M2 EXPANSION

1.1. INTRODUCTION

The development Fernão Dias – Extrema / State of Minas Gerais (MG) is located at Rodovia Fernão Dias s/n km 889,5 – District Pires, under title record No. 7254 of the C.R.I, with 111.128m2, and it is composed of 5 existing warehouses and contemplates an expansion of 28,954.50m2, composed by 1 warehouse with an area of 24,280.48 m2 on the ground floor and 3,336,00 m2 on the mezzanine, with a total area of 27,616.48 m2 and 1 2-storey Administrative building, Reception and other technical premises, water tank and pump house, totaling a built area of 54,632.73 m2. Parking lot with 186 parking spaces for cars internally, and for trailers there are 18 docks to be built.

1.2. RULES AND SPECIFICATIONS,

Execution of the services shall strictly comply with the requirements of rules and/or specifications, testing methods and terminology established by the ABNT, (ASTM, DIN and others), applicable provisions of the applicable law relating to materials, security, protection, facilities and other aspects of the constructions, in addition to recommendations, Instructions and specifications of manufacturers/suppliers of materials.

The rules and codes observed are:

•	ABNT – Brazilian Association of Technical Standards

•	NBR 9050/94 – accessibility of people with disabilities to buildings, furniture and urban equipment.

And others specified to each particular unit of the utility systems.

1.3. GENERAL CRITERIA FOR EXECUTION

a.	The Development shall be built in accordance with the sustainability criteria.

b.	The specified and applied materials and systems have been selected after specialized research and consultations and they are considered the most appropriate to meet the technical and aesthetic requirements of the project; any recommendations of equivalent products may replace those specified, provided the quality and suitability thereof are duly proven.

c.	The projects and technical specifications for the manufacturing, assembly or installation of the following materials and services have been prepared: industrial floors, tempered glass structural systems, special doors, industrial doors, windows, shutters, grids, metal coatings, office partitions, sanitary partitions and metal roofs.

d.	Prior to the acquisition of the materials or to commencement of the execution of the services, samples of all materials shall be provided for approval, in addition to field samples for finishing services of floors, masonry, frames, structural systems for tempered glass, glass blocks, waterproofing, wall coating, metallic coating, roofs and paintings, to be kept at the construction site until termination thereof. These samples shall be used for comparison with the materials to be used or already used.

e.	The receipt or use of all material that, at the time of delivery to the works, during the verification that shall precede the use thereof or during execution of the services, are defective and/or have characteristics that differ from these tables of materials, samples/prototypes or manufacturing / installation / assembly drawings shall be challenged.

f.	The materials and systems applied are warranted against defective material and application for a term of at least five (5) years, agreeing to repair or replace any defective materials or services that become apparent during the warranty period without any additional burden to the Owner.

1.4. DIVIDING FENCE

Execution of grid with lattice DEFENCE standard, with apparent foundation of 0.20m, total useful foundation of 2.43m. Assemblies with amounts of steel tubular profiles measuring 60x40x1,5mm painted every 2,00m with placement of panels of galvanized painted welded electro steel mesh measuring 50x200x4,80mm, fixation details according to the manufacturer’s standards. Locks with gates that will open electronically in the same material of the lattice, involved in 3,00 cm Metalon, as well as the pedestrian locks in the reception, the finishing of the whole set will be painted. The installation of tire killers at the entrance is contemplated.

1.5. WAREHOUSES

1. MAIN STRUCTURE

The pillars, beams and slabs of the warehouses in pre-molded reinforced concrete, free height from the floor to the bottom of the metal structure 12.00m.

Useful accidental overcharge of the office mezzanine equal to 500,00kg/m2, pursuant to ABNT-NBR rule 6120. The free span between the mezzanine floor and the coverage will be 6.00m.

2. EXTERNAL SEALING

The external sealing in the warehouse shall be made with 0.19 m thick concrete blocks, prime finishing quality up to h=3.00 m, with openings for ventilation through the space between the metal structure and masonry. Above this height, it will be closed with trapezoidal metal tiles installed vertically.

3. COVERAGE (outside the scope of Civil Construction).

The structure of the cover is metallic, Composed of scissors, metal trimming, painted white, fully screwed with bracing and lashings, admissible overload of 20.00kg / m2 + 20.00kg / m2, Galvanized zipped coverage tiles with external face painted white, with thickness greater than or equal to 0.55 mm, with translucent alveolar polycarbonate tiles and a “Roberts type” natural ventilation system, which provides air changes per hour in each warehouse.

4. INTERNAL FLOOR

The sheds will have laser-leveled concrete floor with chemical cure for a load capacity of 5.00t / m2 and 5t specific load, for pallet holder support when supported by steel plates measuring 0.20 x 0.20 m, superficial layer will receive the application of surface hardener, according to the specific floor project.

In the mezzanines, laser-leveled concrete floors with load capacity for the installation of offices and storage with capacity of up to 500.00 kg/m2, the mezzanine floor will be free from end to end, except for the bathrooms at the end of each module.

Docks floors in interlocked 16-sided prefabricated concrete parts, 0.08m thick for heavy traffic.

5. DRESSERS, GROUND FLOOR BATHROOMS AND MEZZANINE

FLOOR: Heavy traffic PI-5 standard ceramic in white gray.

CEILING: Apparent slab with treated concrete.

WALL: First-rate 15x15cm ceramic, color snow white, 2.10m high, the rest will receive acrylic latex paint on the block.

SANITARY WARE: Two-piece toilet (CP929) with double drive 3 and 6L, CD00F universal coupled tank P 909 Toilets for coupled tank, ice white color + plastic seat (AP50), both from Ravena Line from Deca, Ravena L91 column washbasin—DECA—white ice color.

METALS: DECAMATIC ECO LINE with 1.8L/min flow restrictors and shower with flow restrictors that limit it in at most 8.0L/min, electric with operation with DR with 2 adjustments and disconnection.

SANITARY PARTITIONS: Partitions in structural TS panels ALCOPLAC Line from NEOCOM or similar.

DOOR FRAME: Granite Baguettes in swallow gray door width e=2cm.

Women’s locker room scheduled execution: 32 lavatories, 32 basins and 16 showers.

Men’s locker room scheduled execution: 28 lavatories, 24 basins, 8 urinol and 12 showers.

6. PNE BATHROOM GROUND FLOOR

FLOOR: Ceramic pattern PI-5 for heavy traffic in white gray.

CEILING: Apparent slab with treated concrete.

WALL: First-rate 15x15cm ceramic, color snow white, 2.10m high, the rest will receive acrylic latex paint on the block.

SANITARY WARE: Two-piece toilet (CP929) with double drive 3 and 6L, CD00F universal coupled tank P 909 Toilets for coupled tank, ice white color + plastic seat (AP50), both from Ravena Line from Deca. Lavatory with Ravena L91 – DECA column – ice white color + Safety bars in stainless steel for support and access.

METALS: High tap – TARGA DECAMATIC LINE with 1.8L/min. flow restrictors.

DOOR FRAME: Granite Baguettes in swallow gray door width e=2 cm.

Scheduled execution for the PNE: 4 lavatories and 4 basins

7. COATINGS

The façade of the offices shall be treated with external paint, ACRÍLICO FOSCO PREMIUM of SUVINIL on the masonry of blocks in the colors specified in the plan. The walls of the warehouse will be finished in PVA paint directly on the apparent block with previous application of sealer, also externally with previous application of sealer.

8. ALUMINUM FRAMES

The frames of the façade will be in aluminum Line 25, 2 mm thick with finishing in electrostatic painting in the color defined in plan.

Counter-marks will be used in the lower and lateral sides of the span and in the upper part of the span expansion joints will be made horizontally with profiles of 40x30mm with 4 neoprene gaskets.

Reversible articulated arms for cleaning and closures of the FERMAX or PROMEL brand will be used in the Maxim-air frames. Epdm and or neoprene gaskets will be used to fix and seal the glasses, and a neutral silicone seal will be applied to the gaskets.

9. EXTERNAL AREAS

External sidewalks around concrete buildings executed with CP-III cement with broom finish and treated joints, in light gray.

New floor of inner streets will be executed in interlocking pieces of 16-sided precast concrete of high resistance, in the regions of heavy traffic, which shall be 8.00 cm thick and in the regions for the parking of light vehicles, in 16-sided interlocked precast pieces of medium resistance, which shall be 6.00 cm thick.

Concrete resistance 50 Mpa.

Solar reflection index = SRI 29

1.6. RECEPTION

1. SERVICE BUILDING (armored)

STRUCTURE: in concrete pre-molded parts

CLOSINGS: in painted concrete blocks filled with sand.

FINISHINGS: walls: acrylic latex painting.

FLOORS: heavy traffic ceramic PI-5 standard.

COVERAGE: Waterproofed pre-molded slab in the buildings and zipped roof tile structure in the area servicing heavy and/or light vehicles.

2. BATHROOMS

FLOOR: Heavy traffic PI-5 standard ceramic

CEILING: Treated slab painted with acrylic latex.

WALL: 15x15cm, h=2,10m ceramic.

SANITARY WARE: Basin with coupled tank (CP 929) with double drive 3 and 6L. CD00F universal coupled tank P 909 Toilets for coupled tank, ice white color + plastic seat (AP50), both from Ravena Line from Deca. Lavatory with Ravena L91 column – DECA – ice white color.

METALS: Targa Line – DECAMATIC with 1.8L/min. flow restrictors.

DOOR FRAME: Granite Baguette in swallow gray door width e=2 cm.

1.7. ADMINISTRATIVE BUILDING

FLOOR: Heavy traffic PI-5 standard ceramic Hercules line, in gray, of CECRISA

CEILING: Painted plasterboard.

WALL: PORTOBELLO 10X10 Ceramic Linha Arquiteto Design in white and paint with Suvinil paint for plaster, on plaster finishing, limits between the two materials divided with a treated wooden bar.

Wash hand basin: Corumbá Gray Granite with white universal DECA oval basin and Targa line metals – DECAMATIC.

2. KITCHEN

FLOOR: Anti-slip ceramic with extra anti-acid setting grout.

CEILING: Giprex removable ceiling

WALL: 20x20cm Ceramic, Legacy Line, in white and grout in the same color. Installation according to the sanitary surveillance rules.

EQUIPMENT: All hydraulic, sewage, electric points will be installed awaiting industrial equipment, as well as any exhaust system will be installed by the condominium.

DOOR FRAMES: Swallow grey granite baguettes door width e=2 cm, separating the main environments.

3. BATHROOMS

FLOOR: Heavy traffic PI-5 standard ceramic

CEILING: Painted plasterboard.

WALL: 15x15cm, h=2,10m ceramic.

SANITARY WARE: Two–piece toilet (CP929) with double drive 3 and 6L. CD00F universal coupled tank P 909 Toilet for coupled tank, ice white color + plastic seat (AP50), both from Ravena Line from Deca, Ravena L91 column washbasin—DECA—white ice color.

METALS:—DECAMATIC ECO LINE with 1,8L/min flow restrictors and shower with flow restrictors that limit it in at most 9L/min, electric with operation with DR with 2 adjustments and disconnection.

DOOR FRAME: Granite Baguette in swallow gray door width e=2 cm.

4. STORAGE ROOM

FLOOR: High traffic PI-5 standard ceramic, with skirting in the same material.

CEILING: Painted plasterboard ceiling.

WALL: Suvinil paint for plaster, on single spackling,

DOOR FRAME: Granite Baguette in swallow gray door width e=2 cm.

DIVIDING WALLS/EQUIPMENT: To be installed by the condominium.

5. REST

FLOOR: High traffic PI-5 standard ceramic, with skirting in the same material.

CEILING: Painted plasterboard ceiling.

WALL: Suvinil paint for Plaster, on plaster finishing.

SKIRTING: Hércules line 7x31 ceramic code GR A5 3501 53 gray color of CECRISA

LUMINARIES: Fluorescent 2x 32 w standard.

DIVIDING WALLS/EQUIPMENT: To be installed by the condominium.

6. HALL

FLOOR: High traffic PI-5 standard ceramic, with skirting in the same material.

CEILING: Painted plasterboard ceiling.

WALL: Suvinil paint in acrylic vinyl latex on single spackling.

3.1. Iron Mettalic

Frames and Doors: generally structured with metalon or similar and closures with plate thickness No. 16, simple, water-based antioxidant treatment with low emission of organic compounds, finishing with water-based enamel paint in graphite color.

Dock Doors: overhead doors, structured in metalon or similar with trapezoidal steel plate finish, painted in white, water-based paint, manual activation with the aid of counterweights.

Stairs: structured with metal profiles and plates, finishing of steps and landing in plaited plate to meet the safety standards of the Fire Department and the Architecture project.

Guardrail: in tubular profile fixed to the mezzanine structure and in accordance with the safety regulations of the Fire Department and the Architecture Project.

Any paint will be water based, either the antioxidant or final enamel.

3.2. ALUMINUM FRAMES

The frames of the façade will be in aluminum Line 25 with finishing in electrostatic painting in the color defined in project. The maximum percentage of recycled aluminum shall be used in the aluminum profiles.

Counter-marks will be used in the lower and lateral sides of the span and in the upper part of the span expansion joints will be made horizontally with profiles of 40x30mm with 4 neoprene gaskets.

Reversible articulated arms for cleaning and closures of the brand FERMAX or PROMEL will be used in Maxim-ar frames. Epdm and or neoprene gaskets shall be used to fix and seal the glasses, and a neutral silicone seal will be applied to the gaskets.

Doors with core in reforested wood, which should have FSC certificate, ready to receive water-based enamel paint, fast dry, semi-matte in white, Pado brand hardware or similar robust standard. Wood products require INVOICE WITH THE COC (CUSTODY CHAIN) NUMBER.

Windows: Simple glasses, colorless according to thickness, with window opening, sealed with neoprene gaskets, minimum thickness 5 mm.

Reception: Armored Glass

6.1. ELECTRICAL GRID

1. POWER INLET

The interconnection point of the concessionaire’s overhead grid, class 15 kV, will be through the existing grounded inlet. The voltage drop between the power supply and the consumption end point cannot exceed 3.00%, as established by ASHRAE 90.1-2007 rule.

2. EXTERNAL MEDIUM-VOLTAGE GRID

The distribution network was designed in accordance with Bragantina standards and it shall be executed according to the specifications of this Concessionaire.

The condominium is fully liable for this grid, it will be grounded.

3. TRANSFORMERS

A 750 Kva three-phase transformer shall be used to the warehouse, and 1 150 kVA transformer to the management, frequency 60Hz, NB1 95kV,

In order to protect transformers against overvoltage surges, three 12 kV (10ka) grounded polymeric lightning arresters shall be used, duly interconnected and grounded.

There will be a meter of the Concessionary for the warehouse with provision of One QGBT with 6 circuit breakers for distribution of the main loads, in addition to the lighting circuit breakers and service outlets and to the common area of the Condominium.

4. LIGHTING AND DISTRIBUTION

a) Warehouses:

Stock area: The warehouse’s lighting distribution shall be made by galvanized profiles, and cables with 750 (sic) insulation

The lighting devices to be installed will be equipped with 4x T5 luminaires. All luminaires will be supplied complete with lamps with low levels of mercury, reactors, ignitors, sockets etc. and, whenever necessary, the power factor must be corrected in each piece of equipment. A minimum of 0.93 and a maximum of 0.98 shall be accepted. These luminaires will be supplied with a voltage of 220 v [F + F + T]. All luminaires will be connected with PP 3 x 1.5 mm2 (2P + T) cable with plug and socket in the profile. They must meet the mandatory items of ASHRAE 90.1-2007 rule.

Bathrooms and Dressing Rooms: In these areas the lighting will be carried out basically through luminaires equipped with T5 or T8 fluorescent lamps. The specifications of the devices and the lamps is in the equipment specifications. All appliances shall be new and shall be complete with lamps, reactors, ignitors, sockets etc.

Mezzanines: In these areas the distribution networks for sockets and luminaires will not be executed, and only the general distribution framework will be ready for future interconnections.

b) Common Administrative Areas: In these areas the lighting will be carried out basically through luminaires equipped with T5 fluorescent lamps. The specifications of the devices and lamps is contained in the equipment specifications. All pieces of equipment will be new and must be complete with lamps, reactors, ignitors, sockets etc., and the power factor must be corrected in each piece of equipment whenever necessary. A minimum of 0.93 and a maximum of 0.98 shall be accepted. These luminaires will be fed with a 220 v [F + N + T] voltage.

All luminaires will be connected with PP 3 x 1.5 mm2 (2P + T) cable with plug and socket in the profile. The distribution of lighting and sockets on the ground floors and mezzanine will be made through galvanized profiles with cover and galvanized iron electro ducts.

c) External lighting in the new area: Installation of poles with 12.00m R lighting poles with 250w high-power metallic steam lighting in the parking lots and external and internal areas of the development.

All posts shall be grounded and interconnected to the general grounding grid.

d) Anti-panic lighting: Auxiliary anti-panic lighting systems installed – foglamp type fed through batteries that will light instantly as soon as the power outage occurs.

These luminaires will be of the separate block type with built-in battery for at least 60 minutes of power. The blocks with output indication will be equipped with compact fluorescent lamps of 9 w high performance.

6.2. DRY NETWORK TELEPHONE DISTRIBUTIONS

All feeding pipes of the main DG installed at the Reception DG TELEMIG and partial boards will be executed in kanatex polyethylene ducts. The boards shall be in accordance with the TELEBRAS standard.

The general project consists of executing the internal distribution network interconnecting the Administrative building and Warehouses to the general DG according to the Telebrás rule. Pipes to feed distribution boards on the ground floor and mezzanine shall be made in the warehouses.

The specific design with telephone analysis involves only from the inlet pipe to the general distributor located in the reception. This feed shall be approved by the telephone company before execution thereof.

6.3. FORECASTS FOR FUTURE INSTALLATION OF SYSTEMS, VOICE, DATA AND CCTV NETWORK

A network of dry pipes was provided by means of polyethylene ducts of the kanalex type and passage boxes with concrete cover, a waiting box on the ground floor was forecast for each warehouse.

The purpose of this network is to be used, in the future, for implementation of fire detection systems, computer cables, sound and other systems.

The installation of a CCTV system for external monitoring of all Condominium is forecast.

6.4. ELECTRIC SHOCK PROTECTION SYSTEM

For protection of the warehouses and administration building, natural descents by means of 1 3/8 CA-25 steel iron to be added and concreted with the pillars fittings have been designed.

In the roofs, protection nets have been designed by means of 35 mm bare copper ropes fixed to the tiles with connectors and interconnected with the irons of the descents by means of exothermic welding, forming a “Faraday Cage” system.

Grounding networks will be buried in the ground by means of 50 mm bare copper ropes and grounding electrodes.

The interconnection of the descent iron with the grounding network on the floor shall be made with exothermic welding housed in a box at 0.50 m from the floor. The electrodes and ropes shall not be near the foundations, and they shall be at least 0.60 meter deep.

The maximum resistance shall not exceed 10 OHMS at any time of the year.

6.5. HYDRAULIC AND SEWAGE SYSTEM

a) DRINKING WATER: A 830 m3 water tank is planned, next to the support parking lot, of which 180 m3 is designed of consumption and 650 m3 for fire reserve. There will be a set of pumps coupled to a pressure tank and frequency inverter (Cecatto Type), which will supply the warehouses. There will be a separate water meter for each warehouse and the administrative part.

b) SEWAGE: There will be a main sewage network in the internal street that will capture from the toilets of the warehouses of the common areas and of the administrative buildings, which will follow to a Sewage Treatment Station (ETE), which will recover the water in the tank for reuse in the Condominium basin system and or for irrigation. The sewage collection networks will be carried out with White PVC pipes and fittings, with appropriate inspection boxes to made of concrete rings or coated concrete blocks.

c) RAINWATER: Rainwater coming from the roof of the development shall be captured by means of hemispheric grills installed in the gutters and directed to drop tubes with diameter according to the project. The columns will descend near the pillars to the floor, where they will be diverted outside the development.

Rainwater captured from the roofs will be horizontally driven with a minimum angle of 0.5% to the collection tank for a partial extravasation to the channel existing next to the development. The entire system will be driven by gravity and the conductors must work freely. The minimum angles will be 0.5% for horizontal pipes,

In order to capture the water in the traffic routes, a reinforced concrete structure will be executed with gratings in the center, interconnected to the capture networks. The gratings shall be placed every 20.00m.

6.6. FIRE PROTECTIONS

Protection system composed of hydrants, sprinklers, extinguishers, alarm system and emergency lighting.

HYDRANTS: The HDPE distribution pipe will measure 100.00mm and it will run through the central street, it will be grounded and feed the various points inside the warehouses. The internal distribution network will measure 100.00mm and it shall have with a meter, which shall be distributed in order to protect all points of the development with a hose of at most 30 meters, or as required by the Fire Department of Minas Gerais.

SPRINKLERS: Sector automatic shower system automatically activated by temperature increase, causing the pressurized to sprinkle through pumps to generate a pressure of approximately 11 kg.

The pump house next to the reservoir located in the parking lot will have a set of pressurizing pumps, the hydrant system and the sprinkler system. The criteria of the rules of the Fire Department of the State of Minas Gerais shall be used for dimensioning purposes.

A distribution network shall be made on the roof, with K-22 sprinkler nozzles in the category above 1200MJ/ m2.

The buried firefighting tubes will be made of HDPE.

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT II

WORK SCHEDULE

CONDOMÍNIO FERNÃO DIAS BUSINESS PARK (PHASE II)

PLACE EXTREMA-MG

BASIC TIME SCHEDULE

EXHIBIT

FERNÃO DIAS BUSINESS PARK CONDOMINIUM (PHASE II)

LOCATION – EXTREMA – MG

BASIC TIMETABLE

ANNEX

Id	Nome da tarefa	Duração
1	CONDOMÍNIO FERNÃO DIAS BUSINESS PARK	194 dias
2	RECEBIMENTOS DOS PROJETOS BÁSICOS/LICENÇAS E ALVARÁS	0 dias
3	PROJETOS EXECUTIVOS	95 dias
4	INÍCIO DE OBRA	0 dias
5	MOBILIZAÇÃO INICIAL	140 dias
6	Mobilização	10 dias
7	Demolição das edificações existentes	30 dias
8	Demolição do escritório existente	15 dias
9	Montagem do canteiro	30 dias
10	Tapume de obra	30 dias
11	Conferência topográfica	15 dias
12	MOVIMENTO DE TERRA	30 dias
13	Terraplenagem e contenções	30 dias
14	GALPÃO	145 dias
15	FUNDAÇÃO	20 dias
16	Estaca (fundação profunda)	20 dias
17	INFRAESTRUTURA	28 dias
18	Arrasamento de estacas / Escavação	25 dias
19	Armação / Concretagem de blocos	23 dias
20	Viga baldrame	18 dias
21	PILARES/PLACAS / VIGAS / ARRIMO DA DOCA	50 dias
22	Fabricação Pilares / Vigas / Arrimo da Docas	45 dias
23	Montagem Fabricação Pilares / Vigas / Arrimo da Docas	30 dias
24	ESTRUTURA METÁLICA (Galpão da Escopo)	95 dias
25	Fabricação	50 dias
26	Montagem Cobertura e Fechamento Lateral	75 dias
27	Acabamentos	15 dias
28	PISO DE CONCRETO	15 dias
29	Concretagem piso	15 dias
30	INSTALAÇÕES ELÉTRICAS, HIDRO-SANITÁRIAS, AR CONDICIONADO E PREVENÇÃO E COMBATE A	130 dias
31	Instalações Elétricas e Hidro Sanitárias	110 dias
32	Preparação	30 dias
33	Montagem	75 dias
34	Acabamentos	35 dias
35	Instalações de Prev. E Combate a Incêndios	105 dias
36	Preparação	50 dias
37	Montagem	75 dias
38	Acabamentos	50 dias
39	ACABAMENTOS	130 dias
40	Alvenaria	90 dias
41	Revestimentos	45 dias
42	Pintura	35 dias
43	LIMPEZA INTERNA	22 dias
44	Limpeza interna do galpão	22 dias
45	ÁREA EXTERNA	135 dias
46	Edificações de apoio (Portaria e Apoio Caminhoneiro)	120 dias
47	Refeitório	25 dias
48	Administrativo - Vestiários e Sanitários	120 dias
49	Montagem cozinha e mobiliários (exclusa do escopo)	15 dias
50	Drenagem	70 dias
51	Pavimentação / Calçadas	90 dias
52	INÍCIO DO CHECK LIST	0 dias

Mês -1
Mês 1
Mês 2
Mês 3
Mês 4
Mês 5
Mês 6
Mês 7
Mês 8
Mês 9
RECEBIMENTOS DOS PROJETOS BÁSICOS/LICENÇAS E ALVARÁS
INÍCIO DE OBRA
INÍCIO DO CHECK LIST

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT III

LEGAL PROJECT

MUNICIPAL GOVERNMENT OF EXTREMA

MINAS GERAIS

CONSTRUCTION PERMIT

FISCAL YEAR: 2014	NUMBER: 389/14	VALIDITY: 24 months

The Mayor of Extrema, in performance of his duties, grants to FW2 Logística e Empreendimentos Imobiliários S/A, CNPJ: 17.943.815/0001-07, a permit to BUILD an industrial building, with built area of 28,954.50m2 on a tract of land measuring 111,128.00m2, located at Estrada Municipal Maria Margarida Pinto “Dona Belinha”, District Pires, Extrema – State of Minas Gerais, in accordance with the schematic design approved by the Works and Urbanism Office on October 15, 2014, authored by Giovani Batista da Silva, who is technically in charge, CREA 77.349/0, for which it has paid the applicable fees.

If the works are not completed at the end of the validity, this Permit shall be renewed.

Extrema, October 16, 2014.

/S/ LEANDRO TEODORO DE ALMEIDA	/S/ GIOVANA ZECCHIN
Leandro Teodoro de Almeida	Giovana Zecchin
Urbanism Office	Chief of Staff

This permit shall be displayed in a prominent place.

Case No. 1625/14

RESTRIÇÃO
PROJETO DE SEMI-ÁREAS

IMPLANTAÇÃO - SITUAÇÃO EXISTENTE

DIVISA COM SIGMA COMERCIO DE CHAPAS LTDA
FULWOOD
NETSHO

[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]
[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]	[illegible]

PISO SUPERIOR - PORTARIA E REFEITÓRIO

COBERTURA - PORTARIA E REFEITÓRIO

PISO TÉRREO - PORTARIA E REFEITÓRIO

ELEVAÇÃO FRONTAL

ELEVAÇÃO LATERAL

PISO COBERTURA - APOIO DE CAMINHONEIROS

PISO TÉRREO - APOIO DE CAMINHONEIROS

ELEVAÇÃO - APOIO DE CAMINHONEIROS

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT IV

DELIVERY AND ACCEPTANCE DEED

1.	On November 5, 2014 NS2.COM INTERNET S.A., enrolled with the Corporate Taxpayers Register of the Ministry of Finance (CNPJ/MF) under No. 09.339.936/0001-16, herein represented in the form of its By-laws (“Lessee”) executed with FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A., enrolled with the CNPJ/MF under No. 17.943.815/0001-07, herein represented in the form of its articles of incorporation (“Developer Lessor”) and with RGA GERENCIAMENTO E FISCALIZAÇÃO LTDA., enrolled with the CNPJ/MF under No. 04.662.437/0001-41, represented in the form of its articles of association (“Manager”) the Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants “Lease Agreement”.

2.	In accordance with the provisions of the lease agreement, the Developer Lessor was responsible for building a real estate development (“Building”) to be implemented in the property that is the subject of title record No. 7.254 of the Real Estate Registry of the Judicial District of Extrema, State of Minas Gerais, with a total land area of one hundred and eleven thousand, one hundred and twenty-eight thousand square meters (111,128.00m2).

3.	The Building was built by the Developer Lessor on an undivided interest of the property described above, with a total area of twenty-eight thousand, six hundred and fifty-six square meters and eighty square centimeters (28,656.80m2) and it corresponds to warehouses F, G, H and I, located at Rua Margarida Pinto Dona Belinha, 742, pavilion B, module 3, District Pires, located at KM 891,50 of Rodovia Fernão Dias, Industrial District, in the Judicial District of Extrema, State of Minas Gerais, Postal Code 37640-000.

In view of the compliance with the obligations of the Developer Lessor, Lessee hereby represents that it received the Building ready and finished, with all specifications contained in the Lease Agreement, and that it has not detected any apparent defect.

Lessee further represents (i) that it agrees with the technical and finishing specifications of the Building; (ii) that the works of the Building have been made by the Developer Lessor and

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT IV

monitored by the Manager in accordance with the applicable technical rules, and that there is no complaint to be made.

/S/ FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.	/S/ FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.
Developer Lessor	Developer Lessor

/S/ NS2.COM INTERNET S.A.	/S/ NS2.COM INTERNET S.A.
Lessee	Lessee

/S/ RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA	/S/ RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA
Manager	Manager

Private Instrument of Built-to-Suit Property Lease Agreement and Other Covenants

EXHIBIT V

INSURANCE POLICY

EXHIBIT – ENDORSEMENT SPECIFICATIONS

LINE	TYPE	RELATING TO POLICY	ENDORSEMENT No.
FIRE	RN	No. 03.96.1831	00001
INSURED: FULWOOD EMPREENDIMENTOS IMOBILIÁRIOS LTDA.
NATIONAL CORPORATE TAXPAYERS REGISTRY (CNPJ): 07.570.438/0001-54

We hereby represent, for the due purposes and effects, that the following amendments are made to this policy:

1)	Effectiveness:

From midnight on March 20, 2014 to midnight on October 10, 2014

1)	Inclusion of Place of Risk

Address: Maria Margarida Pinto Dona Belinha, 742 – Pavillion B – Former Rua Eduardo Gomes Pinto—Extrema – Minas Gerais

Value at Risk – Property Damage–R$42,150,000.00

Value at Risk – Loss of Profits – R$7,740,509.40

COVERAGE ONLY FOR BUILDING

2)	Exclusive Deductibles for Site 7:

Fire/Lightning/Explosion – 15% of the losses with a minimum amount of R$1,000,000.00

Loss of Profits resulting from Fire/Lightning/Explosion – 15 days

4)	Prorated Net Premium

R$37,178.68

5)	Distribution of Liability

Allianz Seguros: 50%

Itaú Seguros: 50%

Other conditions of the policy remain unchanged.

FIRST AMENDMENT TO THE PRIVATE INSTRUMENT OF PROPERTY LEASE AGREEMENT AND OTHER COVENANTS

By this private instrument and on the best terms of the law, the parties:

(A)	FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A., a joint stock company with its head-office at Rua Funchal, No. 375, Suite 41, Room 11, District of Vila Olímpia, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 17.943.815/0001-07, with its articles of incorporation filed with the Commercial Registry of the State of São Paulo (JUCESP) under NIRE No. 352274430.866, with its Articles of Association registered with the JUCESP on June 4, 2014, herein represented on the terms of its articles of incorporation, in its capacity of “Developer Lessor”, hereinafter referred to as such:

(B)	NS2.COM INTERNET S.A. a joint stock company with its with its head-office at Rua Vergueiro, No. 943, District of Liberdade, in the City of São Paulo, State of São Paulo, Postal Code 01504-000, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 09.339.936/0001-16, with its acts filed with the Commercial Registry of the State of São Paulo (JUCESP) under NIRE No. 35300375491, herein represented on the terms of its Articles of Association and other applicable corporate acts, in its capacity as “Lessee”, hereinafter referred to as such; and

(C)	RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA. a limited liability company with its head-office at Rua Visconde de Nácar, No. 185, Suite 41, in the City of São Paulo, State of São Paulo, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 04.662.437/0001-41, herein represented on the terms of its Articles of Association, in its capacity as “Manager”, hereinafter referred to as such;

The Developer Lessor and the Lessee, when acting jointly, shall be named simply as “Parties” and severally as “Party”.

WHEREAS

(i)	The Parties executed on November 5, 2014 the Private Instrument of Property Lease Agreement and Other Covenants (“Lease Agreement”) having as its subject-matter the lease of the constructed area (“Shed”) in the Fernão Dias Business Park Real Estate Development (“Development”), located at Municipal Road Maria Margarida Pinto Dona Belinha No. 742, District of Pires in the Municipality of Extrema, State of Minas Gerais.

(ii)	In the mentioned Lease Agreement the Developer Lessor agreed to construct the Shed for the LESSEE, in an undivided interest of the Development Property. The execution of the works occurred during the term of effectiveness of the contractual period.

(iii)	The Lease Agreement provided for the delivery of the Shed with a built area of 28,656.80m2.

(iv)	On October 21, 2015 the Municipal Government of Extrema issued the pertinent “Occupancy License”, a document approving the Shed, enabling its occupation, showing total measurement of 28,954.50m2.

(v)	On October 23, 2015 the Parties conducted an in loco inspection, which gave rise to the Final Inspection Report and, on the same date, the Instrument of Delivery and Acceptance of the Work (Exhibit 1) was executed.

(vi)	Pursuant to Section 7.1.1 of the Lease Agreement, the Parties must execute an amendment to the Lease Agreement to formalize the Lease Term Start Date.

The Parties have agreed to enter into this First Amendment to the Private Instrument of Property Lease Agreement and Other Covenants (“First Amendment”), to be governed by the following terms and conditions:

1.	It is hereby defined that the Lease Term Start Date is October 23, 2015 and the Lease Term Ending Date is October 22, 2020.

2.	As from the Lease Term Start Date, the Lessee shall begin to perform its contractual obligations, particularly those provided in Section 13.2 of the Lease Agreement, when it is certain that, as regards the payment of the first (1st) rent, the grace period provided in Section 9.1.1. is excepted, establishing February 1, 2016 as the date for initial payment, in accordance with the detailing shown in the table designated in Section 5 below.

3.	The amount of the rent that was previously defined as being five hundred and seventy-three thousand, one hundred and thirty-six Reais (R$573,136.00) shall be altered, inasmuch as the measurement of the shed incurred a minor variance, changing from 28,656.80m2 to 28,656.52m2. Considering the tax basis of R$20.00/m2, the new rental amount is five hundred and seventy-three thousand, one hundred and thirty Reais and forty cents (R$573,130.40).

3.1.	The amount of the rent provided above, adjusted by the IPCA/IBGE (Broad Consumer Price Index/Brazilian Institute for Geography and Statistics) on the terms of Section 10.1.1 (restated by the variance of the IPCA from October/2014 to September/2015), now amounts to six hundred and twenty-seven thousand, five hundred and thirty-eight Reais and seventy-one cents (R$627,538.71).

4.	In compliance with Section 26.10 of the Lease Agreement, the LESSEE shall pay, after the first month of grace period, i.e., on December 23, 2015, the commission for intermediation of the business, the amount of the rent, in a proportion of fifty percent (50%) to the following companies: (i) Magnitude Gestão de Negócios Imobiliários Ltda. ME, established at Rua Padre Guilherme Pompeu, No. 1, Downtown, Santana de Parnaíba – SP, Postal Code 06501-055, enrolled with the CRECI (Regional Real Estate Brokers Council) under No. 21.101-J and CNPJ No. 67.494.252/0001-95, represented by Mr. Rômulo Ângelo Perico, CRECI: 75.197; and (ii) Representações Oliveira e Cia Ltda., CNPJ No. 61.854.675/0001-92, with its head-office at Rua Colonial, No. 317 – District of Vila Velha—Postal Code 06532-065, Santa de Parnaíba – SP, represented by Mr. Ivo Carlos Fermino de Oliveira, CRECI 79.777.

4.1.	Considering a tax basis of R$20.00/m2 for payment of the commission, the amount is R$573,130.40 which, when prorated among each intermediating company, results in two hundred and eighty-six thousand, five hundred and sixty-five Reais and twenty cents (R$286,565.20).

5.	Pursuant to the covenants between the Parties and aiming at facilitating the understanding of the flow of payments, the table below shall be observed:

Dates/Payment to:	December 23, 2015	February 1, 2016 (pro rata 8 days)
Brokerage companies mentioned in Section 4 above	R$286,565.20 R$286,565.20
Lessor Development		R$789,484.18

6.	In addition to the Final Inspection Report that evidenced the completion of the works of the Shed, the Developer Lessor attaches to this First Amendment the Occupation Expert Report (Exhibit 2), which attests its condition in the act of occupation by the LESSEE.

6.1.	The Parties hereby ratify the terms of Section 15 of the Lease Agreement as regards the return of the Building upon termination or rescission of the Lease, stressing that the flooring shall be returned without the holes caused by the “pallet holders” that are already installed in the Shed.

The Parties hereby ratify all of the terms, clauses and conditions that have not been expressly modified by this First Amendment, which remain fully effective.

Any conflicts that should arise from this First Amendment shall be resolved on the terms of Section 28 “Arbitration Clause” of the Lease Agreement.

In Witness Whereof, the parties execute this instrument in three (3) counterparts of equal content and form, in the presence of the two (2) undersigned witnesses.

São Paulo, November 4, 2015.

/S/ MARIANA SCHILIS VIOTTI	/S/ FERNANDO PASMANIK SCHILIS
FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.	FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A.
Developer Lessor	Developer Lessor
Mariana Schilis Viotti	Fernando Pasmanik Schilis

/S/ MARCIO KUMRUIAN
NS2.COM INTERNET S.A.
Lessee
Marcio Kumruian

/S/ RICARDO CÁLCENA AGUERO
RCA GERENCIAMENTO E FISCALIZAÇÃO LTDA
Manager
Ricardo Cálcena Aguero

Witnesses:

1. By:	/S/ ELSON CARLOS DE SOUSA	2. By:	/S/ ROBSON FERNANDO RODRIGUES
Name:	Elson Carlos de Sousa	Name:	Robson Fernando Rodrigues
ID (RG):	20.433.652-1	ID (RG):	24.649.496-7
Taxpayer Card (CPF):170.695.58-65		Taxpayer Card (CPF):185.334.968-26

(Execution page of the First Amendment to the Private Instrument of Property Lease Agreement and Other Covenants dated November 4, 2015 by and between FW2 LOGÍSTICA E EMPREENDIMENTOS IMOBILIÁRIOS S.A., NS2.COM INTERNET S.A. and RCA GERENCIMENTO E FISCALIZAÇÃO LTDA.)